PRELIMINARY OFFERING CIRCULAR – DATED JUNE 28, 2023

SUBJECT TO COMPLETION

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Strata Capital Real Estate Opportunity Fund I LLC

777 Arthur Godfrey Rd., Suite 200,

Miami Beach, FL 33140

Phone No.: 305-568-0786

www.stratacapitalcompanies.com

$1,000,000 Minimum Offering Amount

$75,000,000 Maximum Offering Amount

Strata Capital Real Estate Opportunity Fund I LLC, a Wyoming limited liability company (which we refer to as “we,” “us,” “our” or “Company”), is offering a minimum of $1,000,000 (“Minimum Offering Amount”), and up to a maximum of $75,000,000 (“Maximum Offering Amount”), of Class A membership interests in our Company. The Class A membership interests described above may collectively be referred to in this offering circular as the “interests” and each, individually, as an “interest,” and the offering of the interests may be referred to in this offering circular as the “offering.”

Interests will be sold for $100 per interest, for a minimum of 10,000 and a maximum of 750,000 interests to be sold pursuant to this offering. The minimum investment for any investor is $1,000. If our Company has not raised the Minimum Offering Amount by the date that is nine months from the date this offering statement, as amended, is qualified by the Securities and Exchange Commission (“SEC” or “Commission”), this offering will be terminated, and investor funds will be returned without interest of deduction. For more information on the securities offered hereby, please see the item titled “Securities Being Offered” on page 30.

All offering proceeds will be held in a third-party escrow account managed by Enterprise Bank & Trust (“Escrow Agent”) until at least the Minimum Offering Amount has been raised, at which time, all offering proceeds will become available for use by our Company. We will conduct an initial closing promptly once the Minimum Offering Amount has been raised. After the Minimum Offering Amount has been raised, we will conduct separate closings on a rolling basis. Closings will occur on such dates as determined by our manager (“Manager”), but in each case promptly after receiving new subscriptions.

The sale of interests will commence once this offering circular, as amended, is qualified by the SEC. This offering shall be terminated upon (i) the date that is nine months from the date the offering circular, as amended, is qualified by the SEC if the Minimum Offering Amount has not been raised, or, if the Minimum Offering Amount has been raised by such date, (ii) the date which is three years from the date this offering circular or amendment thereof, as applicable, is qualified by the SEC, or (iii) the sale of the Maximum Offering Amount of interests for the offering. Notwithstanding the foregoing, our Manager may amend, rescind, or terminate this offering at any time, in its sole discretion, and will amend or supplement this offering circular as appropriate.

There is no market for our interests and none is likely to develop in the future.

Price of Interests	Price to Public [1]	Underwriting Discount and Commissions [2]	Proceeds to Issuer [3]	Proceeds to Other Persons

Per Interest	$100	$5.5	$94.50	$0
Total Minimum	$1,000,000	$55,000	$945,000	$0
Total Maximum	$75,000,000	$4,125,000	$70,875,000	$0

(1) All amounts in this chart and circular are in U.S. dollars unless otherwise indicated. This amount does not account for or deduct any third-party fees charged to process payments.

(2) DealMaker Securities LLC, referred to herein as the “Broker,” has been engaged for administrative and compliance related services in connection with this offering, but not for underwriting or placement agent services. Once the SEC has qualified the offering statement and this offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the offering. Additionally, the Broker and its affiliates will receive a one-time advance fee of $35,000, and a monthly fee of $2,000 up to a maximum of $24,000. The Company and Broker have agreed that the maximum amount of compensation to Broker and its affiliates will be five and 50/100 percent (5.5%) of the Maximum Offering Amount. Please see “Plan of Distribution” for additional information.

(3) We expect to incur expenses relating to this offering in addition to the fees due to DealMaker, including, but not limited to, legal, accounting, marketing, travel, technology and other miscellaneous expenses, which are not included in the foregoing table. See “Use of Proceeds” for more detail.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 6 for a description of some of the risks that should be considered before investing in our interests. These risks include, but are not limited to, the following:

● Global economic, political and market conditions and economic uncertainty caused by the recent outbreak of coronavirus (COVID-19) may adversely affect our business, results of operations and financial condition.

● Investors will not have the opportunity to evaluate or approve any investments prior to our acquisition or financing thereof.

● Investors will rely solely on our Manager to manage us and our investments. Our Manager will have broad discretion to invest our capital and make decisions regarding investments.

● Investors will have limited control over changes in our policies and day-to-day operations, which increases the uncertainty and risks you face as an investor.

● An investor could lose all or a substantial portion of any investment made in us.

● There is no public trading market for our interests. There are also transfer restrictions contained in our Operating Agreement, as amended from time to time (“Operating Agreement”). It will thus be difficult for an investor to sell interests purchased from us.

● The offering prices of our interests were not established based upon any appraisals of assets we own or may own. Thus, the initial offering price may not accurately reflect the value of our assets at the time an investor’s investment is made.

● Substantial actual and potential conflicts of interest exist between our investors and our interests or the interests of our Manager, and our respective affiliates.

● There are substantial risks associated with owning, financing, operating, leasing and managing real estate, including, but not limited to, property and title defects, cost overrun, loss of tenants, uninsured losses, eminent domain actions, ADA compliance and lawsuits from third parties.

● The amount of distributions we will make is uncertain.

● Our Manager and its affiliates may own interests in or manage other entities engaged in similar investments and operations as our Company or may experience conflicts of interest via their provision of services to our Company.

● Persons who provide services to our Company may also provide services to our Manager or affiliates thereof. Such service providers may be required to terminate representation of our Company if conflicts of interests arise that cannot be resolved or waived.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This offering is being made pursuant to Tier 2 of Regulation A following the Form 1-A offering circular disclosure format.

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SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Company” refer to Strata Capital Real Estate Opportunity Fund I LLC together with our wholly and majority owned subsidiaries.

Our Company

Our Company was organized as a limited liability company in Wyoming on June 30, 2022 to invest in and manage real estate assets.

We intend to primarily focus our investments on multi-family and single-family income producing properties; however, we may also acquire short-term rentals, distressed equity and debt, storage facilities, commercial buildings, retail and office spaces, industrial facilities, and mobile home parks. Our investment objectives are to acquire existing properties with current income and future gain potential and to develop new properties both for immediate sale and for income opportunity. Our Manager will have the sole authority to determine our asset acquisitions and mix.

Our Company may hold its properties in separate special purpose entities (each an “SPE”) wholly or majority owned by our Company. Upon the sale of a property, we may elect to either distribute sale proceeds or reinvest them into another property.

We intend to be self-liquidating from the sale of all properties in approximately seven to 10 years, although such date may be sooner or later as determined by our Manager.

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Our Company has authorized an unlimited amount of Class A interests and 100 Class B interests. No Class A interests have been issued to date; however, our Company has issued all Class B interests to our Manager. Class A interests are limited-voting and may vote on only removal of the Manager for “good cause.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for future filings should we become subject to the SEC reporting requirements after this offering.

Our Company’s principal address 777 Arthur Godfrey Rd., Suite 200, Miami Beach, FL 33140. Our phone number is 305- 568-0786.

Management

Our Company’s Manager is Strata Real Estate Opportunity Fund I Managers LLC, a Wyoming limited liability company (“Manager”). Our Manager shall manage and administer company assets and perform all other duties prescribed for in our Operating Agreement and the Wyoming Limited Liability Act. No other Person shall have any right or authority to act for or bind our Company except as permitted in our Operating Agreement or as required by law. Our Manager will have no personal liability for the obligations of our Company.

Our Manager and/or its affiliates will receive fees for their services and reimbursements for expenses incurred on our Company’s behalf. Our Company will reimburse our Manager and its affiliates for offering expenses incurred by them on our behalf, expected to be approximately $150,000.00, once the Minimum Offering Amount has been raised. However, if this offering is terminated due to not raising the Minimum Offering Amount within nine months from qualification by the SEC, our Manager will not be reimbursed for such expenses from this offering.

Distributions

Subject to the availability of Distributable Cash, our Company will make semi-annual distributions, which are expected to begin after one year from our Company raising the Minimum Offering Amount. Investors will generally be entitled to cumulative, non-compounding preferred returns of 7% per annum and ratable equity splits of up to 75%, with such equity splits decreasing (and the Class B equity splits increasing) as investors’ internal rate of return (IRR) increases, as further described in “Securities Being Offered.”

Transfer Restrictions

Our Operating Agreement contains significant restrictions on transfer of interests. Our Manager may refuse a transfer by holder of its interest(s) for any number of reasons. Furthermore, as our interests are not registered under the Securities Act, transfers of our interests may be effected only pursuant to exemptions under the Securities Act and as permitted by applicable state securities laws. In addition, there is no market for our interests and none is likely to develop in the future.

Going Concern

The consolidated financial statements included in this offering circular have been prepared on a going concern basis which assumes our Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

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The ability to continue as a going concern is dependent upon our Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Our Company’s ability to raise additional capital through the future issuances of debt or equity is unknown. The obtainment of additional financing, the successful development of our Company’s contemplated plan of operations, or its attainment of profitable operations are necessary for our Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about our Company’s ability to continue as a going concern. The consolidated financial statements of our Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Offering

Strata Capital Real Estate Opportunity Fund I LLC is offering a minimum of $1,000,000, and up to a maximum of $75,000,000, of limited-voting Class A membership interests in our Company. Interests will be sold at $100 per interest. The minimum investment for any investor is $1,000. If the Minimum Offering Amount has not been raised by the date nine months from the date this offering statement, as amended, is qualified by the SEC, this offering will be terminated and investor funds will be returned without interest or deduction.

Interests are being offered on a “best efforts” basis. We have engaged DealMaker Securities LLC to act as the Broker of record in connection with this offering, but not for underwriting or placement agent services. Novation Solutions, Inc. o/a DealMaker (“DealMaker”), an affiliate of Broker, is providing the platform and related services being used to obtain subscriptions. See “Plan of Distribution” for more information.

In order to subscribe to purchase the interests, a prospective investor must complete a subscription agreement and send payment by wire transfer, ACH, or credit card, or follow the instructions provided within the portal maintained and operated by DealMaker. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by an investor who is a natural person for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth, unless the purchaser is an accredited investor. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

All offering proceeds will be held in an escrow account with our Escrow Agent until at least the Minimum Offering Amount has been raised, at which time, all offering proceeds will become available for use by our Company. We will conduct an initial closing promptly once the Minimum Offering Amount has been raised. After the Minimum Offering Amount has been raised, we will conduct separate closings on a rolling basis. Closings will occur on such dates as determined by our Manager, but in each case promptly after receiving new subscriptions.

The sale of interests will commence once this offering circular, as amended, is qualified by the SEC. This offering shall be terminated upon (i) the date that is nine months from the date the offering circular, as amended, is qualified by the SEC if the Minimum Offering Amount has not been raised, or, if the Minimum Offering Amount has been raised by such date, (ii) the date which is three years from the date this offering circular or amendment thereof, as applicable, is qualified by the SEC, or (iii) the sale of the Maximum Offering Amount of interests for the offering. Notwithstanding the foregoing, our Manager may rescind, amend or terminate this offering at any time, in its sole discretion and will amend or supplement this offering circular as appropriate.

ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular.

You should rely only on the information contained in this offering circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this offering circular. The information contained in this offering circular is complete and accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or sale of our shares. This offering circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

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INDUSTRY AND MARKET DATA

The industry and market data used throughout this offering circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

RISK FACTORS

The interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that our investment objectives will be achieved or that a secondary market will ever develop for the interests. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in the interests. Prospective investors should obtain their own legal and tax advice prior to making an investment in the interests and should be aware that an investment in the interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the interests.

Risks Related to the Structure, Operation and Performance of our Company

Our Company was recently formed, has no track record and no operating history from which you can evaluate our Company or this investment.

Our Company was recently formed and has not generated any revenues and has no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that our Company will achieve its investment objectives, the value of the underlying assets will increase or the underlying assets will be successfully monetized.

Given our start-up nature, investors may not be interested in making an investment and we may not be able to raise all of the capital we seek, which could have a material adverse effect upon our Company and the value of your interests.

Due to the start-up nature of our Company, there can be no guarantee that we will reach our funding target from potential investors. In the event we do not reach a funding target, we may not be able to achieve our investment objectives.

Our success depends in large part upon our Manager and its ability to execute our business plan.

The successful operation of our Company is dependent on the ability of our Manager to source, acquire and manage our properties. As our Manager was formed in July 2022 and is an early-stage startup company itself, it has no operating history which evidences its ability to source, acquire, manage and utilize our properties.

The success of our Company will be highly dependent on the expertise and performance of our Manager and its team to source, acquire and manage the underlying assets. There can be no assurance that these individuals will continue to be associated with our Manager. The loss of the services of one or more of these individuals could have a material adverse effect on our investments and/or operations.

Our Manager’s record with public offerings is limited and its public liquidity track record is limited.

Our Manager has not managed any prior public offerings. Without prior offerings, the Manager has not yet developed a history of fund liquidations. Without marketability or expected liquidity history, there is nothing to describe the Manager’s historical success rate for matching disclosed dates or times in which prior offerings would be liquidated against actual events.

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Potential breach of the security measures of our investment platform could have a material adverse effect on our Company.

The highly automated nature of investment platform through which potential investors acquire interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the investment platform, our Company, our Manager or our service providers could be breached. Any accidental or willful security breaches or other unauthorized access could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.

Non-compliance with certain securities regulations may result in the liquidation and winding up of our Company.

We are not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), and neither our Manager nor its managers is or will be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), and thus the interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. We and our Manager have taken the position that the underlying assets are not “securities” within the meaning of the of the Investment Company Act or the Investment Advisers Act, and thus our assets will comprise of less than 40% investment securities under the Investment Company Act and our Manager and our asset managers will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If we were to be required to register under the Investment Company Act or our Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of our Company and our Manager may be forced to liquidate and wind up our Company or rescind the offering of interests.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We do not know whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering may have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the interests you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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The Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California, regardless of convenience or cost to you, the investor.

As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the offering statement of which this offering circular is part. In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Wyoming, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived our Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Wyoming law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, our Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

By purchasing interests in this offering, you are bound by the provision contained in our subscription agreement which provides for a waiver of rights to a jury trial which limits your ability to have a jury decide the factual merits of your claim.

By purchasing interests in this offering, you agree to be bound by the jury trial waiver provision in our subscription agreement which provides that you waive your rights to a jury trial in any dispute relating to or arising out of the subscription agreement, interests, and/or the activities or relationships that involve, lead to, or result from any of the foregoing. Please note that the waiver of your rights to a jury trial does not apply to claims made under the federal securities laws. Purchasers of interests in a secondary transaction would also be subject to the same jury waiver that is currently in our subscription agreement. The waiver of a jury trial may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company, except in the case of claims made under the federal securities laws.

Risks Related to Potential Conflicts of Interest

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our Manager.

Our Operating Agreement provides that our Manager, in exercising its rights in its capacity as Manager, will be entitled to consider only such interests and factors as it desires and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors and will not be subject to any different standards imposed by our Operating Agreement, the Wyoming Limited liability Company Act or under any other law, rule or regulation or in equity. The Operating Agreement allows our Manager and its affiliates to have other business interests, including those that compete with our Company.

We do not have a conflicts of interest policy.

Our Company, our Manager and their affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than our Company, these actions could have a negative impact on our financial performance and, consequently, on distributions to investors and the value of interests. We have not adopted, and do not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Conflicts may exist among our Manager and its employees or affiliates.

Our Manager will engage with, on behalf of our Company, a number of brokers, asset sellers, insurance companies, and maintenance providers and other service providers and thus may receive in-kind discounts. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of our Manager and not our Company. Our Manager may be incentivized to choose a service provider or seller based on the benefits they are to receive.

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There may be conflicting interests of investors.

Our Manager will determine whether or not to acquire or liquidate our properties. When determining to acquire or liquidate a property, our Manager will do so considering all of the circumstances at the time, which may include obtaining or paying a price for an underlying asset that is in the best interests of some but not all of the investors.

Conflicts may exist between service providers, our Company, our Manager and its affiliates.

Our service providers may provide services to our Manager and its affiliates. Because such providers may represent both our Company and such other parties, certain conflicts of interest exist and may arise. To the extent that an irreconcilable conflict develops between us and any of the other parties, providers may represent such other parties and not our Company. Providers may, in the future, render services to us or other related parties with respect to activities relating to our Company as well as other unrelated activities. Legal counsel is not representing any prospective investors in connection with this offering and will not be representing interest holders of our Company. Prospective investors are advised to consult their own independent counsel with respect to the other legal and tax implications of an investment in our interests.

Risks Related to this Offering and Ownership of our Interests

There is currently no public trading market for our interests.

There is currently no public trading market for our interests, and none is expected to be develop or be sustained. If an active public trading market for our interests does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your interests.

If a market ever develops for our interests, the market price and trading volume may be volatile.

If a market develops for our interests, the market price of our interests could fluctuate significantly for many reasons, including reasons unrelated to our performance, the underlying assets or the series, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our interests may decline as well.

In addition, fluctuations in our operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

There are restrictions on an investor’s ability to sell its interests making it difficult to transfer, sell or otherwise dispose of our interests.

Each state has its own securities laws, often called “blue sky” laws, which limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration.

Our interests will not be registered under the laws of any states. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our interests. Investors should consider the resale market for our interests to be limited. Investors may be unable to resell their interests, or they may be unable to resell them without the significant expense of state registration or qualification.

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In addition, there are significant transfer restrictions contained in our Operating Agreement that prohibit transfers unless approved by our Manager, in its sole discretion, and the transferee and transferor have met other conditions established by our Operating Agreement. Thus, investors should be prepared to hold their interests indefinitely.

Investors lack significant voting rights and our Manager may take actions that are not in the best interests of investors.

Class A interests may vote on removal of our Manager for “good cause” only and may not vote on any other Company matter. Our Manager currently holds the only fully voting interests (Class B interests) in our Company and has a unilateral ability to make decisions on behalf of our Company, including to amend our Operating Agreement without the consent of the investors. Investors may not necessarily agree with such decisions or decisions may not be in the best interests of all of the investors as a whole but only a limited number.

Furthermore, our Manager can only be removed as Manager of our Company in a very limited circumstance for “good cause,’ as defined in our Operating Agreement. Investors would therefore not be able to remove our Manager merely because they did not agree, for example, with how our Manager was operating or selecting properties.

This offering is being conducted on a “best efforts” basis and we may not be able to execute our growth strategy if we are unable to raise this capital.

We are offering the interests on a “best efforts” basis, and we can give no assurance that all of the offered interests will be sold. If you invest in our interests and more than the minimum number of offered interests are sold, but less than all of the offered interests are sold, the risk of losing your entire investment will be increased. If substantially less than the maximum amount of interests offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds.

The offering prices of the interests may not accurately represent the current value of our Company or our assets at any particular time. Therefore, the purchase price you pay for the interests may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for the interests is fixed and will not vary based on the underlying value of our assets at any time. Our Manager has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for the interests has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for the interests may not be supported by the current value of our Company or our assets at any particular time.

Possible changes in federal/local tax laws or the application of existing federal/local tax laws may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any series of interest of our Company would be limited to prospective effect. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Furthermore, investors may reside in various tax jurisdictions throughout the world. To the extent that there are changes to tax laws or tax reporting obligations in any of these jurisdictions, such changes could adversely impact the ability and/or willingness of our clients to purchase interests in art and collectibles. Failure to assess or pay the correct amount of tax on a transaction may expose us to claims from tax authorities.

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Real Estate Risks

The profitability of the properties is uncertain.

We intend to invest in properties selectively. Investment in properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these investments, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in investments include risks that the properties will not achieve anticipated sales price, rents, or occupancy levels and that estimated operating expenses and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

Rising expenses could reduce cash flow and funds available for future investments.

Our properties will be subject to increases in real estate tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. If we are unable to increase rents at an equal or higher rate or lease properties on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future cash distributions.

Due to a substantial competition for properties, the real estate we invest in may not appreciate or may decrease in value.

The real estate markets may experience influxes of capital from investors worldwide. This substantial flow of capital, combined with significant competition for real estate may result in inflated purchase prices for such assets. To the extent we invest in real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

A property’s income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of “for sale” properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. Our income will be adversely affected if a significant number of tenants are unable to pay rent or if our properties cannot be rented on favorable terms. Our performance is linked to economic conditions in the regions where our properties will be located and in the market for properties generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

We will depend on our tenants for our revenue and therefore our revenue may depend on the economic viability of our tenants.

We will be highly dependent on income from tenants. Our financial results will depend in part on leasing properties in which we invest to tenants on economically favorable terms. In the event of a tenant default prior to stabilization, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default, of a substantial tenant or number of tenants at any one time, on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, substantial lease payment defaults by tenant(s) could cause us to lose our investment or reduce the amount of distributions to investors.

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The ongoing COVID-19 pandemic, and government restrictions adopted in response thereto, could significantly impact the ability of our tenants to pay rent, impede the performance of our properties, and harm our financial condition.

The United States, like the rest of the world, has been adversely affected by the breakout of the COVID-19 virus. The United States government, many states, and cities have periodically instituted “shelter in place” orders and adopted other restrictions which have caused the shuttering of many businesses and multiple layoffs, which may affect the income and, ultimately, the ability of tenants to pay rent. In addition, property owners have become subject of certain restrictions, such as a temporary moratorium on evictions, which may limit our Company’s ability to respond to tenant defaults. Further, materials and service providers required for our properties may be difficult to obtain. These factors, and any other effects of the Pandemic, may impede the operations of our properties and could significantly harm our financial condition and operating results.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our properties may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of properties we invest in. We will be able to invest in additional properties only as additional funds are raised. Given the limited number of assets we are targeting, our properties will not be well diversified, and their economic performance could be affected by changes in local economic conditions or changes uniquely affecting one or more particular asset classes.

Our performance is therefore linked to economic conditions in the regions in which we will invest in properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

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Competition with third parties in acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, foreign investors and investment funds that operate in the markets in which we may operate, that will compete with us in acquiring residential, commercial, and other properties that will be seeking investments and tenants for these properties.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced, and you may experience a lower return on your investment. In addition, our properties may be located in a close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will invest in, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions to you.

We may not have control over costs arising from rehabilitation of properties.

We may elect to invest in properties which may require rehabilitation. Consequently, we may retain independent general contractors to perform the actual physical rehabilitation and/or construction work and will be subject to risks in connection with a contractor’s ability to control rehabilitation and/or construction costs, the timing of completion of rehabilitation and/or construction, and a contractor’s ability to build in conformity with plans and specification.

Inventory or available properties might not be sufficient to realize our investment goals.

We may not be successful in identifying suitable real estate properties or other assets that meet our investment criteria, or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions or investments would impair the pursuit of our business plan. Moreover, our investment strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our investment criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with investments; failure of the properties we invest in to achieve expected results; and difficulties entering markets in which we have no or limited experience.

The consideration paid for our properties may exceed fair market value, which may harm our financial condition and operating results.

The consideration that we pay will be based upon numerous factors, and the properties may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a property or its appraised value will be a fair price, that we will be able to generate an acceptable return on such property, or that the location, lease terms or other relevant economic and financial data of any properties that we invest in will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a property. As a result, our investments in our properties may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The failure of our properties to generate positive cash flow or to sufficiently appreciate in value would most likely preclude our investors from realizing an attractive return on their interest ownership.

There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management. There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure any person that we will have funds available to correct those defects or to make those improvements. In investing in a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

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Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. An exit event is not guaranteed and is subject to our Manager’s discretion.

We may experience general risks of real estate investing.

Factors which could affect our Company’s ownership of income-producing property might include, but are not limited to any or all of the following; changing environmental regulations, adverse use of adjacent or neighboring real estate, changes in the demand for or supply of competing property, local economic factors which could result in the reduction of the fair market value of a property, uninsured losses, significant unforeseen changes in general or local economic conditions, inability of our Company to obtain any required permits or entitlements for a reasonable cost or on reasonable conditions or within a reasonable time frame or at all, inability of our Company to obtain the services of appropriate consultants at the proposed cost, changes in legal requirements for any needed permits or entitlements, problems caused by the presence of environmental hazards on a property, changes in federal or state regulations applicable to real property, failure of a lender to approve a loan on terms and conditions acceptable to our Company, lack of adequate availability of liability insurance or all-risk or other types of required insurance at a commercially-reasonable price, shortages or reductions in available energy, acts of God or other calamities. Furthermore, there could be a loss of liquidity in the capital markets such that a refinance or sale of a property may be hindered.

Our Company’s investment in the properties will be additionally subject to the risks and other factors generally incident to the ownership of real property, including such things as the effects of inflation or deflation, inability to control future operating costs, inability to attract tenants, vandalism, rent strikes, collection difficulties, uncertainty of cash flow, the availability and costs of borrowed funds, the general level of real estate values, competition from other properties, residential patterns and uses, general economic conditions (national, regional, and local), the general suitability of a property to its market area, governmental rules and fiscal policies, acts of God, and other factors beyond the control of our Company.

We may experience uninsured or underinsured losses.

Our properties will be located throughout the United States. Depending on the location of a specific property, that geographic area may be at risk for damage to property due to certain weather-related and environmental events, including hurricanes, severe thunderstorms, wildfires, tornados, earthquakes, and flooding. To the extent possible, our Manager will attempt to acquire insurance against fire or environmental hazards. However, such insurance may not be available in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions.

All decisions relating to the type, quality, and amount of insurance to be placed on each property are made exclusively by our Manager. Certain types of losses, generally of a catastrophic nature (such as hurricanes, earthquakes, and floods) may be uninsurable, not fully insured or not economically insurable. Additionally, a property may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full prevailing market value or prevailing replacement cost of each property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace a property after the property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore that property.

Recently, the cost of certain types of extraordinary insurance coverage for such things as hurricanes, floods and earthquake has risen substantially. These types of losses are not generally covered in a standard hazard and liability insurance policy. In certain locations, this type of insurance may be unavailable or cost prohibitive. Our Company may proceed without insurance coverage for certain extraordinary risks if it cannot secure an appropriate policy or if our Manager believes that the cost of the policy is too high with respect to the risks to be insured.

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Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore a property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to our Company. Additionally, a property may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

We may experience liability for environmental issues.

Under various federal, state and local environmental and public health laws, regulations and ordinances, our Company may be required, regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases (including in some cases natural substances such as methane or radon gas) and may be held liable under these laws or common law to a governmental entity or to third-parties for property, personal injury or natural resources damages and for investigation and remediation costs incurred as a result of the real or suspected presence of these substances in soil or groundwater beneath a property. These damages and costs may be substantial and may exceed insurance coverage our Company has for such events.

Buildings and structures on a property may have contained hazardous or toxic substances or have released pollutants into the environment; or may have known or suspected asbestos-containing building materials, lead based paint, mold, or insect infestations (such as roaches or bed bugs), that our Company may be required to mitigate. Undetected or unmitigated conditions such as these may cause (or be suspected to cause) personal injury and/or property damage, which could subject the properties, our Manager, and/or our Company to litigation with and liability to third parties.

Our Manager will attempt to limit exposure to such conditions by conducting due diligence on a Property, however, all or some of these conditions may not be discovered or occur until after that Property has been acquired by our Company.

We may experience liability for alleged or actual harm to third parties and costs of litigation.

Owning and operating the properties subjects our Company to the risk of lawsuits filed by tenants, past and present employees, contractors, competitors, business partners, and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters, and legal proceedings can be expensive and time consuming. Our Company may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could result in substantial Losses to our Company. Even if our Company is successful, there may be substantial costs associated with the legal proceeding, and our Manager may be delayed or prevented from implementing the business plan of our Company.

Federal, state and local regulations may change.

There is a risk of a change in the current federal, state and local regulations as it may relate to the operations of a property in the area of fuel or energy requirements or regulations, construction and building code regulations, approved property use, zoning and environmental regulations, or property taxes, among other regulations.

Contractors may underestimate costs.

Our Company intends on purchasing properties and rehabbing them. Our Company will likely hire contractors based on bids received for the cost of the rehab. Our Company may hire a contractor that underestimates the material and labor costs, the property could suffer from cost overruns which could adversely affect investments by investors.

Our Company will not realize a profit until individual properties are either cash flow positive or sold. Therefore, if there are cost overruns or multiple unforeseen change orders, our Company may not realize a return on investment which could adversely affect Members’ investments.

Title insurance may not cover all title defects.

Our Manager will acquire title insurance on each property, but It is possible that uninsured title defects could arise in the future, which our Company may have to defend or otherwise resolve, the cost of which may impact the profitability of each property and/or our Company as a whole.

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We may have to comply with the Americans with Disabilities Act.

Under the Americans with Disabilities Act of 1990 (the ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that a property is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. Furthermore, substantial modifications made to comply with the ADA, our Company’s ability to make cash distributions to its members.

Due diligence may not uncover all material facts.

Our Manager, through its members will endeavor to obtain and verify material facts regarding the properties. It is possible, however, that our Manager will not discover certain material facts about a property, because information presented by the sellers may have been prepared in an incomplete or misleading fashion, and material facts related to such property may not yet have been discovered.

Financial projections may be wrong.

Certain financial projections concerning the future performance of the properties are based on assumptions of an arbitrary nature and may prove to be materially incorrect. No assurance is given that actual results will correspond with the results contemplated by these projections. It is possible that returns may be lower than projected, or that there may be no returns at all.

These and all other financial projections, and any other statements previously provided to the Purchaser relating to our Company or its prospective business operations that are not historical facts, are forward-looking statements that involve risks and uncertainties. Sentences or phrases that use such words as “believes,” “anticipates,” “plans,” “may,” “hopes,” “can,” “will,” “expects,” “is designed to,” “with the intent,” “potential” and others indicate forward-looking statements, but their absence does not mean that a statement is not forward- looking.

Such statements are based on our Manager’s current estimates and expectations, along with currently available competitive, financial, and economic data. However, forward-looking statements are inherently uncertain. A variety of factors could cause business conditions and results to differ materially from what is contained in any such forward-looking statements.

It is possible that actual results from operation of the properties will be different than the returns anticipated by our Manager and/or that these returns may not be realized in the timeframe projected by our Manager, if at all.

Property purchases may be concentrated in certain real estate markets.

Our Company may purchase properties in one specific geographic area, and therefore will be dependent upon the continued demand for housing and residential property in that region. Our Company’s revenue and the value of its property portfolio may be disproportionately affected if the area’s economy and real estate markets suffer greater adverse impacts than the economies and real estate markets in other states or nationally due to local industry slowdowns and layoffs, changing demographics and other factors that result in oversupply of, or reduced demand for, commercial or residential properties in the region.

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets. Therefore, when borrowing and securing such borrowing with our assets, we risk losing such assets in the event we are unable to repay such obligations or meet such demands.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our investors’ investments.

We may borrow as much as 80% or more of the value of our properties. While our members will not be personally liable for these obligations, and our Manager may issue personal guarantees that these obligations will be repaid, our Company is ultimately responsible for paying off these debts. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our investors’ investments.

We may not be able to obtain loans to acquire loans for our properties if our lenders require guarantees from our Manager or its members.

Mark Shapiro, the project manager and minority owner of our Manager, has a criminal history as further disclosed in this offering circular. Some lenders may not accept a guarantee from our Manager or its affiliates due to such history, which guarantee might be a requirement from some lenders until our Company has sufficient operating history and assets. If our Manager or its affiliates are not eligible to provide guarantees required to obtain loans, we will have to fund 100% of the acquisition price of our properties, which will significantly reduce the number of properties we can acquire and our potential aggregate profits.

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SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this offering circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

Dilution means a reduction in value, control or earnings of the interests. Our Manager was granted Class B membership interests in our Company for $0 cash contribution as compared to contributions of $100 per Class A interest to be paid by investors pursuant to this offering. Because our Manager has been issued these sponsor interests, which will be entitled to participate in distributions on more than a pro rata basis with investors, in consideration for our Manager’s services, investors will experience economic dilution as a result of their purchase of interests.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the interests, we have considered a number of factors including, but not limited to, the illiquidity and volatility of the interests, the current financial condition of our Company and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the interests sold in this offering may be more or less than the fair market price for our interests.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

We are offering up to 750,000 limited-voting Class A interests at a price per interest of $100, for maximum offering proceeds of up to $75,000,000, if all offered interests are sold. The Minimum Offering Amount is $1,000,000, or 10,000 Class A interests. Interests will be sold for $100 per interest. The minimum investment established for each investor is $1,000.

If the Minimum Offering Amount has not been raised by the date nine months from the date this offering statement, as amended, has been qualified by the SEC, this offering will be terminated, and investor funds will be returned without interest or deduction. Thus, investors should be prepared to have their investment funds held during such period without return or guarantee that they will be accepted as a member of our Company.

All offering proceeds will be held in a segregated third-party escrow account with Enterprise Bank & Trust until at least the Minimum Offering Amount has been raised, at which time, all offering proceeds will become available for use by our Company. We will conduct an initial closing promptly once the Minimum Offering Amount has been raised. After the Minimum Offering Amount has been raised, we will conduct separate closings on a rolling basis. Closings will occur on such dates as determined by our Manager, but in each case promptly after receiving new subscriptions.

The sale of interests will commence once this offering circular, as amended, is qualified by the SEC. This offering shall be terminated upon (i) the date that is nine months from the date the offering circular, as amended, is qualified by the SEC if the Minimum Offering Amount has not been raised, or, if the Minimum Offering Amount has been raised by such date, (ii) the date which is three years from the date this offering circular or amendment thereof, as applicable, is qualified by the SEC, or (iii) the sale of the Maximum Offering Amount of interests for the offering. In order to keep this offering open for up to three years as above indicated, the Company must file yearly amendments to this offering circular to update our financial statements. Notwithstanding the foregoing, our Manager may amend, rescind, or terminate this offering at any time, in its sole discretion and will amend or supplement this offering circular as appropriate.

Broker and its affiliates provide separate services to the Company to help facilitate the offering, from establishment of the platform to be used for subscription processing, through back-office operations/compliance. Although orchestrated through the Broker, each affiliate has separate fees, and agreements embedded into the Broker’s services agreement. Once the offering is qualified, Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions.

Fees, Commissions and Discounts

DealMaker Securities, LLC, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide the administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services.

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The following table shows the total maximum discounts, commissions, and fees payable to DealMaker Securities LLC and its affiliates, as well as certain other fees in connection with this Offering by the Company (the “Maximum Dollar Compensation”). There will not be any compensation that exceeds this dollar amount associated with the Offering.

	Per Interest	Total
Public offering price	$100	$75,000,000.00
Maximum broker and affiliate commissions and fees,	$5.5	$4,125,000.00

Proceeds, before other expenses	$94.5	$70,875,000.00

Other Terms

With the services provided by the Broker and its affiliates there are different fee types associated with the specific services, which are routine for those service providers. None of the fees for the services are indeterminant in nature, and therefore have their own set maximum fees, and as described above none of these fees will exceed the Maximum Dollar Compensation.

a.) Administrative and Compliance Related Functions

Our Broker has agreed to provide the following services in advance of the offering for a one-time $35,000 advanced fee against accountable expenses:

●	Reviewing and performing due diligence on our Company and our management and principals and consulting with us regarding same;

●	Consulting with our Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

●	White labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

●	Consulting with our Company on question customization for investor questionnaire;

●	Consulting with our Company on selection of webhosting services;

●	Consulting with our Company on completing template for the Offering campaign page;

●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to our Company on preparation and completion of this offering circular;

●	Advising our Company on how to configure our website for the offering working with prospective investors;

●	Provide extensive, review, training and advice to our Company and our personnel on how to configure and use the electronic platform for the Offering powered by DealMaker.tech, an affiliate of the Broker;

●	Assisting our Company in the preparation of state, Commission and FINRA filings related to the Offering; and

●	Working with our personnel and counsel in providing information to the extent necessary.

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Our Broker will also receive a cash commission equal to one percent (1%) of the amount raised in the offering for providing the following services:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering;
●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager; and
●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements.

For the avoidance of doubt, fees payable to Broker will not exceed $785,000 (1.05% of proceeds if the Offering is fully subscribed).

b) Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

●	A monthly platform hosting and maintenance fee of $2,000;

●	Various usage fees described in the DealMaker Securities Order Form, including $15 per electronic subscription package completed and $15 per funded investor; and

●	Payment processing expenses, which are expected to be approximately three percent (3%) of the offering proceeds, if fully subscribed.

For the avoidance of doubt, fees payable to DealMaker will not exceed $3,072,000 (4.09% of proceeds if the Offering is fully subscribed)

The Administrative and Compliance fees and the Technology Services Fees described above in a.) and b.) payable to Broker and affiliates, will, in aggregate, not exceed $4,125,000 (5.5% of proceeds if the Offering is fully subscribed). In the event the Offering is partially subscribed, the fees described above shall not exceed the following maximums:

Total Offering Amount	Maximum Compensation to Broker and affiliates (as % of Offering proceeds)
Up to $18,750,000	7%
From $18,750,001 to $37,500,000	6%
From $37,500,001 to $56,250,000	5.5%
Over $56,250,001	5.5%

DealMaker Securities LLC has not investigated the desirability or advisability of investment in the interests, nor approved, endorsed or passed upon the merits of purchasing the interests. Broker is not participating as an underwriter and under no circumstance will it recommend our Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this offering circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or offering circular presented to investors by our Company. All inquiries regarding this offering should be made directly to our Company.

Investor Suitability Standards

Our interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the interests of our Company does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not negative equity), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

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2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

In addition to the foregoing, each prospective investor must represent in writing that they meet, among other things, all of the following requirements:

●	The prospective investor has received, reviewed, and understands this offering circular and its exhibits, including our operating agreement;

●	The prospective investor understands that an investment in interests involves substantial risks;

●	The prospective investor’s overall commitment to non-liquid investments is, and after their investment in interests will be, reasonable in relation to their net worth and current needs;

●	The prospective investor has adequate means of providing for their financial requirements, both current and anticipated, and has no need for liquidity in this investment;

●	The prospective investor can bear the economic risk of losing their entire investment in interests;

●	The prospective investor has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in interests; and

●	Except as set forth in the subscription agreement, no representations or warranties have been made to the prospective investor by our Company or any partner, agent, employee, or affiliate thereof, and in entering into this transaction the prospective investor is not relying upon any information, other than that contained in the offering statement of which this offering circular is a part, including its exhibits.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

We will be permitted to make a determination that the subscribers of interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov. We may accept or reject any subscription, in whole or in part, for any reason or no reason at all.

An investment in our interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our interests.

How to Subscribe

After the Commission has qualified the offering statement, the offering will be conducted using the online subscription processing platform of Novation Solutions Inc. O/A DealMaker (“Technology Provider”), an affiliate of the Broker, through our website at https://invest.stratacapital.com whereby investors in the offering will receive, review, execute, and deliver subscription agreements electronically. Payment of the purchase price for the interests will be made through a third-party processor by ACH debit transfer or wire transfer or credit card to an account designated by us. We estimate total fees payable by our Company directly to the Technology Provider will be approximately $10,000 upfront and $2,000 per month plus miscellaneous transaction fees.

The Technology Provider is not participating as an underwriter or placement agent of this offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this offering circular or other offering materials to potential investors. All inquiries regarding this offering should be made directly to us.

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The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company and the selling stockholders for their use.

In order to invest, you will be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of ten percent (10%) of his or her annual income or ten percent (10%) of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount. Investors will be required to agree to indemnify our Company for misrepresentations of the investor within the subscription agreement or supplemental disclosures. Nonetheless, we may not require, and are not requiring, investors to waive any claims or remedies they may have against our Company under the Securities Act or Exchange Act. Once an investor’s interests have been issued, the investor will become a member of our Company.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within thirty (30) days of such rejection without deduction or interest.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, excluding any claim under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “offering circular supplement” that may add, update or change information contained in this offering circular. We will also amend our offering statement annually while this offering is open to include updated financial statements. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or amendment. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the SEC.

The offering statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the SEC website at www.sec.gov.

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USE OF PROCEEDS TO ISSUER

The following table illustrates the amount of net proceeds to be received by our Company on the sale of the Class A offered hereby and the intended uses of such proceeds. It is possible that we may not raise the entire offering amount through this offering circular. In such case, we will reallocate the use of proceeds as our Manager deems to be in the best interests of our Company in order to effectuate its business plan. The intended use of proceeds are as follows:

	Capital Sources and Uses				Minimum Offering
	100%	75%	50%	25%	Amount
Gross Offering Proceeds	$75,000,000	$56,250,000	$37,500,000	$18,750,000	1,000,000
Offering Costs(1)	$4,747,500	$3,588,750	$2,617,500	$1,555,000	218,000
Use of Net Proceeds:	$70,252,500	$52,661,250	$34,882,500	$18,507,000	782,000
Acquisition of properties	$53,300,000	$39,950,000	$26,435,000	$13,000,000	518,600
Asset management fee(2)	$1,599,000	$1,198,500	$793,050	$390,000	15,558
Acquisition fee(2)	$3,198,000	$2,397,000	$1,586,100	$780,000	31,116
Related acquisition costs	$6,396,000	$4,794,000	$3,172,200	$1,560,000	62,232
Construction management fees(2)	$1,066,000	$799,000	$528,700	$260,000	10,372
Disposition fee(2)	$3,198,000	$2,397,000	$1,586,100	$780,000	31,116
Working Capital Reserves	$1,066,000	$799,000	$528,700	$260,000	10,372
Marketing	$266,500	$199,750	$132,175	$65,000	2,593
Ongoing legal and accounting fees	$163,000	$127,000	$120,475	$100,000	100,041

Notes:

(1)	DealMaker Securities LLC, referred to herein as the Broker, is engaged for administrative and compliance related services in connection with this Offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the Offering. Additionally, the Broker and its affiliates will receive certain other fees, which fees will represent no more than the percentages listed in the table in “Plan of Distribution – Broker Dealer Services.” Our Company also expects to incur other expenses relating to this offering, including, but not limited to, legal, accounting, compliance, travel, marketing, technology, printing and other miscellaneous fees. The amounts listed above include reimbursement of such expenses to our Manager and its affiliates. Any monies budgeted for but not spent on offering expenses will be reallocated pro rata among the other categories in the above table. The Broker will receive a maximum cash compensation equal to five and 50/100 percent (5.5%) of the amount raised in the Offering, assuming the Offering is fully subscribed

(2)	These fees are payable to affiliates of our Manager.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of our Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause our Company to modify the above-described allocation of proceeds. Our Company’s use of proceeds may vary significantly in the event any of our Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

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DESCRIPTION OF BUSINESS

Our Company

Our Company was organized as a limited liability company in Wyoming on June 30, 2022, to invest in and manage real estate assets. We are the inaugural real estate fund for Strata Capital Companies, LLC.

We intend to cultivate a diversified real estate asset portfolio potentially including, but not limited to, multi- family, single family, distressed equity and debt acquisitions, storage facilities, commercial buildings, retail and office spaces, industrial facilities, and mobile home parks; however, our Company expects to primarily focus on multi-family and single- family properties. Our investment objectives are to acquire existing properties with current income and future gain potential and to develop new properties both for immediate sale and for income opportunity. Our Manager will have the sole authority to determine our asset acquisitions and mix.

Our Company may hold its properties in separate special purpose entities wholly or majority owned by our Company. Upon the sale of a property, we may elect to either distribute sale proceeds or reinvest them into another property. We intend to be self-liquidating from the sale of all properties in approximately seven to 10 years, although such time may be shorter or longer as decided by our Manager in its sole discretion base on such factors as investor returns and market factors.

We intend to use our Manager’s relationships in the industry to identify non-marketed opportunities, select attractive value-add candidates and achieve value creation through development projects. Generally, our Company will seek opportunities with the following set of criteria, although our Manager will ultimately choose the criteria for our properties:

Average property size	100 to 500 units
Vintage of build	1980+ and new development
Investment opportunity	Value-add, distressed, development
Business plan	Renovation of property exterior and interior, lease up to stabilization, re-branding/marketing, construction management, development of new units
Renovation/development completion	Up to 36 months
Capital improvement	Minimal to $15,000 per unit

We intend to invest throughout the U.S., although we intend our initial market focus to include Texas and Florida. We will look for markets or submarkets with expanding populations, multiple economic sectors, positive job growth and more opportunities for employees and prospective tenants, and low crime rates. Our Manager expects to acquire properties on an ongoing basis and will continue to do so until the Maximum Offering Amount has been deployed or until our Manager believes market conditions do not justify doing so.

We expect to employ leverage in an attempt to enhance total returns to our members through a combination of senior secured financing on our real estate acquisitions. We expect a target portfolio wide leverage of approximately 80% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of projects assets. We will seek to secure conservatively structured leverage that is long term, fixed rate and nonrecourse, to the extent obtainable on a cost-effective basis; however, may use floating rate or construction financing as well. Our Manager may from time to time modify our leverage policy in its discretion.

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We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases, effective asset management and timely disposition of those assets. The following practices summarize our investment approach:

● Local Market Research – Our Manager will extensively research the acquisition and/or origination and underwriting of each transaction, utilizing both market data and the transactional knowledge and experience of our network of professionals and in market relationships.

● Underwriting Discipline – We will follow a managed process to examine all elements of a potential investment, including a property’s location, prospects for long range appreciation, income potential, resale capacity, income tax considerations and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. Our Manager will review comprehensive reports for each asset throughout the holding period to ensure it still meets our investment criteria.

● Risk Management – Our Manager will review investments based on investment type, investment size and investment risk to try to mitigate portfolio level risk where possible.

● Asset Management – Prior to the purchase of an individual property our Manager will develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns.

Our Manager has the authority to make all the decisions regarding our investments. The criteria that our Manager will consider when evaluating prospective investment opportunities include:

● macroeconomic conditions that may influence operating performance;

● real estate market factors that may influence real estate valuations;

● analysis of the real estate, zoning, operating costs, development costs and the asset’s overall competitive position in its market;

● real estate and sales market conditions affecting the real estate;

● the estimated costs and timing associated with capital improvements or development of the real estate;

● a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;

● review of third party reports, including appraisals, comparable properties, historical rent and vacancy rates, engineering and environmental reports;

● physical inspections of the real estate and analysis of markets; and

● the overall structure of our Company’s property portfolio.

If a potential investment meets our Manager’s underwriting criteria, our Manager will analyze each potential investment’s risk return profile and review financing sources, if applicable.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for future filings after this offering.

Our Company’s principal address is 777 Arthur Godfrey Rd., Suite 200, Miami Beach, FL 33140.

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Competition

Real estate investment and rental is highly competitive, and we face competition from many sources, including from other income producing real estate both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of units available and may decrease occupancy and unit rental rates. Furthermore, our residential properties will compete with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties in a particular area, or any increased affordability of owner occupied homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Employees

We do not currently have employees and all services are currently provided through our Manager. Our Manager expects to engage employees and contractors on our behalf as necessary, but has not done so at this point.

Transfer Agent

We have engaged VStock Transfer LLC, an SEC-registered securities transfer agent and an affiliate of Broker, to act as its transfer agent for the interests.

Government Regulation

Regulation of the ownership and renovation and development of properties varies from jurisdiction to jurisdiction and state to state. In any jurisdictions in which we operate, we may be required to obtain licenses and permits to conduct business. Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us to significant damages or other penalties.

Legal Proceedings

None of our Company, our Manager, or any managing member of our Manager is presently subject to any material legal proceedings.

Reports to Security Holders

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP.

Under the Securities Act, we must update this offering circular upon the occurrence of certain material events. We will file offering circular amendments and supplements as appropriate. We are also subject to the informational reporting requirements under the Exchange Act that are applicable to Tier 2 companies whose securities are offered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with SEC. We will provide such documents and periodic reports through the SEC’s EDGAR system at www.sec.gov. We will provide holders with copies via email or paper upon request.

We will also provide each investor a form K-1 each year so that investors can file their state and federal tax returns.

DESCRIPTION OF PROPERTY

We currently share a corporate address with our Manager and its affiliates at 777 Arthur Godfrey Rd., Suite 200, Miami Beach, FL 33140, for which we do not have a lease or currently make payments. Notwithstanding the foregoing, we may in the future pay a ratable portion of the lease and utilities payments due for such property on such terms as determined by our Manager to be equitable. We do not otherwise own or lease properties at this point. We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Since its formation in June 2022, our Company has been engaged primarily in formulating its business plan and developing the financial, offering and other materials to begin fundraising. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced.

Operating Results

We have not generated any revenues as of the date of this offering circular and all expenses have been advanced by our Manager or its affiliates. We do not intend to generate revenues for at least a year after the Minimum Offering Amount has been raised.

Liquidity and Capital Resources

As of the date of this offering circular, our Company does not have cash or cash equivalents or assets that can be liquidated. We do not currently have any significant capital commitments, except the agreement to repay our Manager for offering expenses incurred on our behalf which will be repaid through offering proceeds when we raise the Minimum Offering Amount. Our sole source of capital until we acquire properties that generate revenues will be monies raised through this offering.

Plan of Operations

We have not commenced operations, are not capitalized and have no assets or liabilities. We intend to purchase our first property within six months from the date the Minimum Offering Amount has been raised and an additional one to two properties within the first 12 months from the date the Minimum Offering Amount has been raised. We expect to make improvements to our properties, which could take a few weeks to over a year to complete depending on the size and existing occupancy rates of a particular property.

We believe that the proceeds from this offering will satisfy our cash requirements for more than the next 12 months to implement the foregoing plan of operations.

Trends

As our Company has not begun operations, it does not have any data points to evaluate trends in its business.

Given the tailwinds of rising prices and mortgage rates in the single-family housing market, people are renting for longer. With the national home price index growing over 19% in 2021, per Case Shiller, and projected to rise an average of 11% in 2022, the largest cohort (Millennials) seeking to buy homes cannot afford the down payment or do not have the required credit for a mortgage. These conditions, along with (i) growing household formation and employment, (ii) chronic shortage of housing supply, and (iii) labor shortages with high material costs are delaying the construction of multifamily complexes which has set the stage for continued rental demand for the foreseeable future.

The pandemic further raised the profile of multifamily properties: Not only were they essential, but they also have displayed resiliency. During the height of the pandemic, for example, apartment landlords continued to collect around 93 to 96 percent of rent payments each month, according to the National Multifamily Housing Council’s rent payment tracker.

While government stimulus and low interest rates encouraged 2021’s robust economic rebound, this highly accommodative monetary policy also drove inflation to highs not seen in almost 40 years. As the consensus outlook on inflation has recently moved from “transitory” to more persistent, the Federal Reserve has markedly changed its stance to become more hawkish, signaling a prompt end to bond buying and a high likelihood of several rate increases in 2022. Despite expectations of tighter monetary policy and forthcoming Federal Reserve interest rate hikes, economic fundamentals remain sound. Furthermore, current forecasts capture expectations of broad rent growth and increased occupancy in the multifamily real estate industry. Our Manager is bullish on the multifamily and residential markets based on the foregoing and will make investments accordingly.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Manager

Our Company operates under the direction of our Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. Our Manager is Strata Real Estate Opportunity Fund I Managers LLC. Our Manager and its managing members are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require; however, it is expected that our Manager and its managing members will each nonetheless spend approximately 40+ hours per week managing our Company and assets. Our Manager will perform its duties and responsibilities pursuant to our Operating Agreement. We have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. Our Manager is newly formed and has no experience operating a real estate fund or raising capital.

Our Manager expects to perform the following functions on our Company’s behalf:

● define and oversee the overall asset sourcing, management, and disposition strategy;

● manage our asset sourcing activities including, creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, and structuring relationships with operators;

● negotiate and structure the terms and conditions of acquisitions of assets with asset sellers;

● structure and negotiate the terms and conditions of transactions pursuant to which properties may be sold or otherwise disposed;

● provide any appropriate updates related to properties;

● manage communications with interest holders, including answering e-mails, preparing and sending written and electronic reports and other communications;

● determine our distribution policy and determine amounts of and authorize distributions from time to time;

● manage and perform the various administrative functions necessary for our day-to-day operations;

● maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the SEC and any other regulatory agency, including annual and semi-annual financial statements;

● maintain all appropriate books and records for our Company;

● obtain and update market research and economic and statistical data in connection with our properties and markets;

● oversee tax and compliance services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

● evaluate and obtain adequate insurance coverage for the properties based upon risk management determinations;

● evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

● oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

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DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF OUR MANAGER

We do not have officers or directors and are managed by our Manager, Strata Real Estate Opportunity Fund I Managers LLC. The following table sets forth the name of each of the current Managing Members of our Manager.

Term of Office Name	Position	Age	(Beginning)	Approximate Hours Per Week for Part-Time Employees
George Arau	Managing Member	54	July 2022	N/A – Expected Full-Time
Peter Delfino	Managing Member	62	July 2022	N/A – Expected Full-Time
Joe Delfino	Managing Member	31	July 2022	N/A – Expected Full-Time
Tyler LeBlanc	Managing Member	40	July 2022	N/A – Expected Full-Time

George Arau. George Arau is Head of Acquisitions and Managing Partner at Strata Capital Companies. He oversees the firm’s financial and acquisition strategies as well as capital market functions. Mr. Arau has over 20 years of experience in commercial real estate investment and finance, with extensive experience in value- add acquisitions/operations and structuring complex commercial real estate equity and debt products. Over his career, Mr. Arau has been involved in transactions totaling over US $50B in value while working at some of the most noted institutions in the industry including Prudential, BlackRock, ING Clarion, Moody’s, and Lazard Freres, holding acquisition and revenue generating roles and structuring commercial real estate debt and equity transaction for high profile properties. Mr. Arau has overseen the acquisition and development of 350+ units as managing member in both Texas and Florida. Mr. Arau holds an M.S. in Real Estate Finance from New York University and a B.A. in Finance and Statistics from New York University’s Stern School of Business.

His work history over the past five years is as follows:

-	Strata Capital Companies – Managing Partner, 9/2021 to present
-	Ready Capital – Vice President, loan originations for multifamily bridge and Agency debt, 4/21 to present
-	Basis Investment Group – Vice President, investments real estate finance, 4/19 to 5/20
-	Sabal Capital Partners – Loan Production Manager, loan origination for commercial real estate, 5/18 to 4/19
-	GreenRock Global Capital Partners – Principal, financial advisory, 4/2015 to 4/2018

Peter Delfino. Peter Delfino is the President and Managing Partner of Strata Capital Companies and is involved in company development, operations and capital raising. The Delfino family office is invested in several business sectors including real estate, automotive and personal care services. Specific to real estate, Mr. Delfino focuses on land development and repositioning multifamily assets and is currently developing and repositioning 435 units across three states. Mr. Delfino has over 30 years of real estate and business experience.

Mr. Delfino’s work history over the past five years is as follows:

-	Strata Capital Companies – Managing Partner, 9/2021 to present
-	Delfino Enterprises – Principal/manager, 2021 to present
-	Amici Partners LLC – Principal/manager, 2005 to present
-	True Auto Mall – Principal/manager, 1996 to 2016
-	CI Auto Mall – Principal/manager, 2016 to present
-	Mr. Joseph’s Hair Salon & Spa – Principal/manager, 1978 to present

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Joe Delfino. Joe Delfino is the Head of Asset Management and Principal at Strata Capital Companies. He is responsible for executing property-level business plans and overseeing the operational and financial performance of Strata Capital Companies investments. He is also involved in deal level underwriting and financing. As part of Delfino family office, he plays an integral role in business management and investment management decisions. Mr. Delfino bring over 10 years of family office and business experience. His five-year work history is as follows:

-	Strata Capital Companies – Principal, 9/2021 to present
-	Delfino Enterprises – Principal/manager, 2021 to present
-	CI Auto Mall – Principal/manager, 2016 to present

Tyler le Blanc. Tyler LeBlanc is Vice President of Acquisitions and Capital Markets and Principal at Strata Capital Companies overseeing acquisition, capital market and business development strategies for the firm. He has been in multifamily real estate acquisitions and asset management since 2006 working for large institutional and private equity real estate firms overseeing over US $2B in multifamily real estate transactions. Throughout his career, Mr. LeBlanc has sourced, acquired, and managed direct real estate investments. Currently, he is involved as a managing member/direct owner in of over 600 multifamily units in Colorado, Arizona, Texas and Florida where he focuses on development and value-add multifamily investments. He has helped grow his and the firm’s portfolio through astute hands-on management and decision making. Mr. LeBlanc is a graduate of Westminster College in Business and Finance and The University of Notre Dame with a Master of Business Administration.

Mr. LeBlanc’s work history over the past five years is as follows:

-	Strata Capital Companies – Principal, 9/2021 to present
-	Sabal Capital Partners – Director of loan originations and business development for the multifamily market, 3/2016 to present

There are no family relationships between any Manager or Manager’s managing members, person nominated or chosen to become such, except that Peter Delfino is Joe Delfino’s father.

To the best of our knowledge, none of our Manager’s managers has, during the past five years:

● been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

● had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

There are no arrangements or understandings known to us pursuant to which any Manager’s managing member was or is to be selected. There are no agreements or understandings for any Manager or its managing members to resign at the request of another person and no Manager nor its managing members is acting on behalf of nor will any of them act at the direction of any other person.

Project Manager

Mark Shapiro. Mark Shapiro is the project manager at Strata Capital Companies. Mr. Shapiro is not a managing member of the Manager but is, nevertheless, a key person in the operations thereof. Over his career, he has been involved in the acquisition, development, financing, repositioning and management of multifamily projects for 35+ years totaling over 20,000 units throughout the United States. Additionally, he has managed the development of over 5,000 apartments units and construction management of new for rent and for sale product in the residential real estate sector. While a young real estate investor, he acquired his first tri-plex which grew to 6,000+ apartments in Texas alone through both individual property and portfolio acquisitions. He then went on to build and acquire multifamily assets in the state of Florida, with a focus in Dade County and Miami Beach. During that time, Mr. Shapiro had an emphasis on development south of 5th St in Miami Beach. Along with other high-profile developers, his vision secured the area as being one of the most sought-after areas in Miami Beach which still has relevance today. Currently he oversees development, construction management, asset management and new deal sourcing at Strata, and is finishing a luxury-beachfront condo development in Satellite Beach, FL as well as a 372-unit multifamily value add repositioning portfolio in Lubbock, TX. Mr. Shapiro obtained a degree in finance and accounting from Central Connecticut State University.

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Mr. Shapiro’s work history over the past five years is as follows:

-	Strata Capital Companies – Project Management, 9/2021 to present
-	IDT – Marketing, 9/2021 to 4/2022
-	Accu Reference Medical Lab – Logistics, 1/2021 to 9/2021

Mr. Shapiro will not solicit investors on our behalf or have any authority relating to the sale of interests. As project manager, Mr. Shapiro’s role may include, but will not be limited to, the following:

●	Monitoring progress on specific projects to ensure deadlines are met and objectives are achieved;
●	Coordinating with architects, engineers, contractors, government officials, and other stakeholders involved in projects;
●	Tracking all permitting, inspections, and other paperwork required to move projects forward and maintaining records related to construction including permits, contracts, and zoning regulations;
●	Facilitating communication among relevant project parties and ensuring project details are effectively communicated;
●	Creating detailed timelines and plans for each phase of a given project, including milestones and deadlines;
●	Reviewing blueprints, sketches, renderings, or other drawings of proposed designs and renovations to determine feasibility and validity thereof;
●	Conducting market research to identify potential buyers or tenants for properties;
●	Managing project budgets and ensuring costs are controlled and funds are allocated wisely.
●	Managing overall financial health of projects;
●	Optimizing revenues from projects;
●	Reducing costs and expenditures;
●	Risk management and mitigation.

Mark Shapiro does have historical civil and criminal claims disclosed below:

In December 1998, Shapiro pleaded guilty to one count of bank fraud and one count of conspiracy to commit tax fraud. He was sentenced to serve thirty months in prison and ordered to pay restitution of $353,896 and a fine of $10,000. See United States v. Mark Shapiro, 98 CR 242 (D. Conn.) (DJS).

On or around March 27, 2006, the SEC brought civil charges against Mr. Shapiro and other defendants for various violations of the Securities Act of 1933 and Securities Exchange Act of 1934, including for securities fraud misappropriation, running a ponzi scheme, and violations of the registration provisions of Section 5 of the Securities Act. See SEC v. Cobalt Multifamily Investors I, LLC. Cobalt Multifamily Co. I, LLC, Cobalt Funding, LLC, Mark A. Shapiro, Irving J. Stitsky, and William B. Foster, Defendants, and Vail Mountain Trust, Relief Defendant, 06 Civ. 2360 (MBM) (S.D.N.Y.). Mr. Shapiro was ultimately enjoined from future violations of Sections 5(a), 5(c), and 17(a) of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act, was sanctioned with penalty fees, and ordered to disgorge certain sums; however, the court found that his discouragement and civil penalty obligations were satisfied by the orders of restitution and imprisonment imposed against Mr. Shapiro in his criminal action.

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Further on or around March 27, 2006 United States Attorney’s Office for the Southern District of New York filed criminal charges against Shapiro and some of his co-defendants for claims relating to the foregoing, including securities fraud, wire fraud, mail fraud, and conspiracy charges after they allegedly stole more than $18 million from over 150 investors through private placement offerings. See United States District Court for the Southern District of New York on an Indictment (Docket No. S1:06-CR-357-01 (KMW)). According to the Superseding Indictment and the evidence at trial: Mr. Shapiro and his co-defendants founded a group of companies that operated under the name “Cobalt,” which purportedly engaged in the acquisition and development of multifamily real estate properties throughout the United States. Through the Cobalt entities, Mr. Shapiro and certain co-defendants allegedly fraudulently induced investors to invest by, among other things: (a) misrepresenting Cobalt’s operating history; (b) failing to inform prospective investors that Cobalt was owned and controlled by Mr. Shapiro; and misrepresenting and causing others to misrepresent to prospective investors Cobalt’s purported ownership interests in certain properties. Allegedly, Mr. Shapiro and his co-defendants then caused millions of dollars of investors’ funds to be transferred to accounts for the defendants’ personal benefit. Mr. Shapiro was ultimately found guilty and sentenced to 85 years in prison, three years supervised release, payment of $22,075,631 in restitution, and $500 in fees. On December 23, 2020, Mr. Shapiro was granted clemency by then President Donald Trump and his 85-year prison sentence was commuted, with the other aspects of the sentencing remaining in place.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Manager has not received any fees or salary for its services to date but has been issued all Class B interests in our Company. Our Manager is not expected to receive any fees for its services; however, affiliates of our Manager will receive fees for their services to our Company or SPEs. Neither our Manager nor its affiliates will receive any selling commissions or fees in connection with this offering. Our Manager’s affiliates are expected to receive fees from our Company or our SPEs as follows:

●	Strata Construction Services, LLC will receive a fee equal to 5% of the total development and construction costs for each property, for its construction management services.
●	Strata Property Services, LLC will receive a fee of 3% of net asset value of our Company’s properties per year, payable monthly, for administrative services including, but not limited to, payroll services, office services, bookkeeping and reporting oversight.
●	Strata Capital Companies, LLC will receive a fee of 1.5% of the sales price upon the acquisition and disposition of each property for its due diligence and related services. Such fees will be paid upon the closing of each purchase and sale of a property.

Our Manager and its affiliates and above related entities will receive reimbursement of reasonable expenses paid or incurred by our Manager or its affiliates in connection with our Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from capital contributions, debt, operating revenue, or reserves. Our Manager will receive reimbursement for costs incurred relating to this offering and organization of our Manager and Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Strata Capital Real Estate Opportunity Fund I LLC is currently wholly owned by our current Manager, Strata Real Estate Opportunity Fund I Managers LLC, via the issuance of all 100 Class B interests in our Company.

Title of Class	Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B interests	Strata Real Estate Opportunity Fund I Managers LLC(1)	100 Class B Interests	N/A	100%
	777 Arthur Godfrey Rd., Suite 200, Miami Beach, FL 33140

(1)	Our Manager is owned as follows:

George Arau	25.00%
Joe Delfino	15.00%
Tyler LeBlanc	10.00%
Peter Delfino	41.00%
Mark Shapiro	9.00%

(2)	There are no Class A interests issued and outstanding as of the date of this offering circular.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein (or within the section entitled “Compensation of Directors and Executive Officers” of this report), none of the following parties (each a “Related Party”) has, since inception, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our Manager, or its managers or members of the advisory council;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding interests; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Our Manager has been issued all Class B interests in our Company. As a Class B member, our Manager has executed and is a party to our Operating Agreement.

Our Manager and/or its affiliates have paid for all of our Company’s offering expenses, which will be reimbursed by our Company once the Minimum Offering Amount has been raised.

Strata Construction Services, LLC, an affiliate of our Manager, will provide construction management services to our Company for the fees detailed in “Compensation of Directors and Executive Officers.” We do not have a written agreement with Strata Construction Services, LLC.

Strata Property Services, LLC, an affiliate of our Manager, will provide our Company with administrative services including, but not limited to, payroll services, office services, bookkeeping and reporting oversight for the fees detailed in “Compensation of Directors and Executive Officers. We do not have a written agreement with Strata Property Services, LLC.

Strata Capital Companies, LLC will provide due diligence and market research services upon acquisition and disposition of our properties for the fees detailed in “Compensation of Directors and Executive Officers. We do not have a written agreement with Strata Capital Companies, LLC.

Conflicts of Interest

There may be conflicts of interests between our Company, its management and investors. Our Manager and its members may act as members and/or members of other entities and may have current or future responsibilities to such entities, which entities may have similar business plans to our Company and may compete with our Company. Investors will have no right to participate in such entities or have any rights to the assets or operations thereof. To the extent our Manager or its members are required to spend time on such investment and/or management activities, they may not be able to devote full-time to our Company’s operations. Our Manager and its managing members try to balance our interests with their duties to entities owned or managed by them. However, to the extent that such persons take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our investors and the value of our interests. To the extent that entities have investment objectives that compete with our Company, our Manager will allocate opportunities between the entities using its business judgement. Factors that our Manager may consider include investment objectives and criteria for each entity, cash requirements and availability, the effect of inclusion of the opportunity on portfolio diversity, leverage ability for each entity, and anticipated cash flow and holding periods.

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Conflicts of interest will exist to the extent that we may acquire properties in the same geographic areas where properties owned or managed by our Manager or its affiliates are located. In such a case, a conflict could arise in the leasing of properties in the event that we and such other properties were to compete for the same tenants, or a conflict could arise in connection with the resale of such properties if there were an attempt to sell similar properties at the same time. Conflicts of interest may also exist at such time as we and such other property seek to employ developers, contractors or building managers, as well as under other circumstances.

Our Manager’s interests in our Distributable Cash may cause its managing members to make more risky business decisions than they would otherwise in the absence of such carried interest. However, our Manager will evaluate properties on the terms set forth herein.

Certain legal, accounting and other advisors, including real estate brokers, of our Company may also serve as representatives or agents of our Manager or its members or affiliates. As a result, conflicts of interests could arise and in such cases, such representatives or agents may have to withdraw from representation of our Company if such conflicts cannot be resolved.

Our Company does not have any formal policies in place to resolve conflicts of interest.

PRIOR PERFORMANCE

Prior Performance is Not Indicative of Future Results

Our Company is newly formed specifically to pursue its proposed business and has no prior experience raising or investing funds. Our Manager and its affiliates do not have prior experience raising money for or operating a real estate fund; although the managing members of our Manager have participated in and raised funds for real estate syndications and have owned and managed personal investment properties.

Each of the following projects (“Projects”), referred to individually as Lubbock Affordable Housing Portfolio and 951 Ocean, respectively, has or had investment objectives that are similar to the investment objectives of our Company and closed in the past three years. The Projects are each managed by Strata Capital Companies, LLC, which holds the sponsor/GP interests in each of the Projects. Strata Capital Companies, LLC is managed and beneficially owned by the members of our Manager.

There have been no major adverse business developments or conditions experienced by any project that would be material to purchasers of our Company’s interests.

Acquisitions of Properties Within Last Three Years

From 2021 to the present, Strata Capital Companies, has acquired 3 multifamily communities (Lubbock Affordable Housing Portfolio) and entitled beach front land (951 Ocean) to develop a 10-unit luxury condominium using special purpose entities. These Projects are located in Texas and Florida, respectively.

Lubbock Affordable Housing Portfolio

SRCJJC Lubbock, LLC was formed in Texas in 2021 in order to acquire of 3 value-add Affordable complexes totaling 372 units in Lubbock, TX (“Lubbock Portfolio”). Lubbock Portfolio is located at 2502 Webber Drive, 2627 Oak Drive, 1510 E Cornell Street, Lubbock, TX and are considered Class B multifamily properties. Generally speaking, Class B properties represent well maintained buildings in their market and area. They are generally slightly dated properties built within the last 20 years in need of light renovations with amenities, medium income earning tenants and low vacancy rates. Class B buildings are well located in the market and are typically professionally managed. Additionally, they typically demand rent below newer Class A buildings with little deferred maintenance issues.

Lubbock Portfolio was constructed utilizing 9% LIHTC’s and were placed in service in 2005, 2006, and 2008 and are situated on 40.75 acres. The properties receive 100% real estate tax abatement in exchange for a 99- year ground lease and are rent restricted under a Land Use Restriction Agreement for 40 years that qualifies tenants by medium income guidelines. Well maintained Affordable complexes achieve very low vacancies given the need for affordable housing. All properties have similar construction and offer site amenities including clubhouse, fitness center, outdoor pool, gated access, laundry room, playground, washer/dryer hookups, patio/balcony, and central HVAC. Unit mix consists of 1 bedroom/1 bath, 2 bedroom/2 bath and 3 bedroom/2bath units. Rents average between $560 and $775 per unit. Lubbock Portfolio was purchased for $13,400,000 which included the equity raise of $5,900,000 from investors of which $2,100,000 is dedicated to renovations.

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951 Ocean

951 Ocean LLC was formed in Florida in 2021 in order to acquire entitled and permitted beach front land to develop residential condominiums in Satellite Beach, Florida (“951 Ocean”). 951 Ocean is located at 951 Highway A1A, Satellite Beach, Florida.

951 Ocean is a residential beach front condominium development that will consist of a six-story building with 10 residential units (two per floor), with a total of 37,563 square feet of gross building area (including 8,028 square feet of common areas). All the units will be 1-story, with 3 bedrooms/3.5 bathroom in two different floor plans (North and South) all with oceanfront views. Each unit will have one deeded parking space in the ground floor garage, while a private double car garage is reserved for each penthouse. Each unit will also have a private balcony, private elevator landing foyer and vestibule. The North floor plan will have a gross living area of 2,510 square feet plus a 391 square foot balcony for a gross unit area of 2,901 square feet, and the South floor plan will have a gross living area of 2,589 square feet plus a 417 square foot balcony for a gross unit area of 3,006 square feet. Overall, the total gross living area of all the units combined will be 25,495 square feet (excluding balcony areas). The building will include a total of 13 underbuilding paved parking spaces (9 individual parking spaces plus two private double car garages), 13 paved uncovered common area parking spaces, and a pool deck area with a 700 square foot pool (20’ x 35’) and an 80 square foot spa (8’ x 10’). The total construction budget including land and interest reserve is $10,000,000. 9 of the 10 units are presold at a total of $12,054,700, or an average of $1,339,411 per unit. There are $2,400,000 in hard deposits in escrow that can be used towards construction costs. 951 Ocean was purchased for $3,850,000 which included the equity raise of $475,000 from investors.

All of these Projects were demined to be similar in nature in that they raised funds from private equity offerings exempt from registration pursuant to the safe harbor afforded by Regulation D under the Securities Act for the primary purpose of acquiring income-producing multifamily real estate assets and select development opportunities as investments for eventual sale. In addition, Each of the Projects also has investment objectives that are identical to the investment objectives of our Company.

None of the Projects have been sold as of the date of this offering circular.

Prior Performance Tables

We are providing a number of tables that illustrate the results of the Projects:

Because of the similarities between the Projects and our Company, investors who are considering purchasing Class A Interests from our Company might find it useful to review the following tables. However, prospective investors should bear in mind that PRIOR PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

THE FACT THAT OUR MANAGER OR ITS AFFILIATES HAVE BEEN SUCCESSFUL WITH THESE PROJECTS DOES NOT GUARANTEE THAT THE COMPANY WILL BE SUCCESSFUL.

Table I – Manager Experience (unaudited)-sets forth the Manager’s historical experience for all programs that started to raise capital in the last three years and were closed on or before the date of this offering circular:

Lubbock Affordable Housing Portfolio

(AKA SRCJJC Lubbock LLC)

	951 Ocean (AKA 951 Ocean LLC)
Dollar Amount Offered	$5,900,000	$475,000
Dollar Amount Raised	5,900,000	475,000
Less Offering Expenses	-	-
Reserves	2,100,000	2,300,000
Percent available for investment	98%	98%
Acquisition Costs	13,400,000	3,850,000

Percent Leverage	85%	65%
Date Offering Began	11/1/2021	12/1/2021
Length of Offering (in months)	1.0	0.5
Months to Invest 90% of amount available	0	0

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Table II- Managers Compensation (unaudited) - summarizes the compensation the Manager received from the programs closed during the most recent three years:

Type of Compensation

	Lubbock Affordable Housing Portfolio (AKA SRCJJC Lubbock LLC)(3)	951 Ocean (AKA 951 Ocean LLC)(3)
Date Offering Commenced	11/1/2021	01/18/2022
Dollar Amount Raised	$5,900,000	$475,000
Amount paid to sponsor from proceeds of Offering:
-Acquisition Fee (1)	$301,500	$-
Dollar Amount Generated from Operations before Deducting
Payments to Sponsor: (3)	$-	$-
Amount paid to sponsor from operations:
-Asset Management / Construction Management Fees (2)	$-	$-
-Due Diligence Expense	$15,000	$-
-Organizational Fees and Expenses (1)	$25,000	$15,000

(1) Acquisition fee and Organizational Fees and Expenses are due. Balance will be paid at a later date from reserves, operations or at disposition.

(2) Balance will be paid at a later date from reserves, operations or at disposition

(3) Lubbock Affordable Housing Portfolio is undergoing renovations and currently has minimal cashflow. 951 Ocean will generate return once project is completed, and condominium units delivered to buyers

(4) Through June 30, 2022

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For Lubbock Affordable Housing Portfolio offering described above, the Manager will be paid a two and a quarter percent (2.25%) acquisition fee on the purchase price of the individual property. The Manager will also be reimbursed for the expenses it incurred in the acquisition and rehabilitation (if necessary) of the property. For 951 Ocean offering described above, the Manager will be paid be reimbursed for expenses it incurred in the acquisition of the property.

The Manager was also paid or will be paid an Asset Management fee for each property of three percent (3%) of the total net operating cashflow generated by the properties and a Construction Management fee of five percent (5%) of the renovation and construction budgets of the respective property holding limited liability companies.

The respective limited liability companies still retain ownership of the properties and intends to sell each property upon completion of construction (951 Ocean), renovation and stabilization. For the Lubbock Affordable Housing Portfolio at the time of disposition, the Manager will receive a 1% disposition fee based on the sale of the property.

Table III –Operating Results of Prior Programs (unaudited)– summarizes the operating results of the prior programs:

For the Partial Periods Ended	For the Partial Periods Ended
Lubbock Affordable Housing Portfolio (AKA SRCJJC Lubbock LLC)	951 Ocean (AKA 951 Ocean LLC)
	6/30/2018	6/30/2018
Gross Revenue	$228,505	$-
Less Operating expenses	385,746	-

Taxable Income from operations	-	-

Less-Cash distributions to investors:
-from operating cash flow	-	-
-less cash distribution to Manager	-
Cash generated after cash distributions	-	-

Tax and Distributions Data
Federal Income Tax Results:
Ordinary income(loss) from operations	$-	$-
Cash Distributions to Investors Source		-
Investment income	$-	$-
Sources (on cash basis)		-
Operations	$-	$-

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TABLE VI – Acquisition of Properties by Program (unaudited) - Summarizes the purchase of property within last three years:

Property	Location	Units	Rentable SF	Purchased	Price	Cash Payment	Financing	Leverage
Lubbock Portfolio	Texas	372	224,125	2/28/2022	$13,400,000	$5,300,000	$11,400,000	85%
951 Ocean	Florida	10	37,563	11/23/2021	$3,850,000	$1,135,305	$6,500,000	65%

Property	Location	Year Built	Class	Ownership Interest	Number of Units
Lubbock Portfolio	Texas	2005/2006/2008	B	30%	372
951 Ocean	Florida	2023	A	70%	10

SECURITIES BEING OFFERED

Interests

Our Company is a limited liability company formed pursuant to the Wyoming limited liability company act. Membership interests in our Company are divided between Class A and Class B interests. Our Company has an unlimited number of Class A interests and 100 Class B interests authorized. No Class A interests have been issued as of the date of this offering circular. Our Company has issued all Class B interests to our Manager. Class A interests shall be limited-voting and only holders of Class B interests shall be entitled to vote on all matters subject to member vote. Class A interests can vote on only removal of a Manager for “good cause” as below further detailed.

Timing of Distributions

Distributions will be made in accordance with the terms of our Operating Agreement. Our Company expects that distributions will begin approximately one year from the date the Minimum Offering Amount has been raised. We will make semi-annually thereafter, subject to availability of sufficient Distributable Cash.

Cash Distributions

“Distributable Cash” means all cash of our Company derived from operations and capital transactions, less the following items: (i) payment of all fees, costs, indebtedness, and expenses of our Company, (ii) any required tax withholdings, and (iii) reserves for future expenses related to our Company’s operations, including reinvestment, as established in the reasonable discretion of our Manager.

Distributable Cash from operations will be distributed as follows:

● First, Class A interest holders will receive a cumulative, non-compounding preferred return equal to 7% per annum based on their unreturned capital contributions.

● Next, remaining Distributable Cash will be distributed 75% to Class A members and 25% to Class B members until Class A interest holders have received a total IRR (calculated using Microsoft Excel’s XIRR function) of 15%.

● Next, once Class A interest holders have received a total IRR of 15%, remaining Distributable Cash will be distributed 65% to Class A members and 35% to Class B members.

Distributable Cash from capital transactions will be distributed as follows:

● First, Class A interest holders will receive any accumulated but unpaid preferred returns.

● Second, members will receive a return of their capital contributions.

● Next, remaining Distributable Cash will be distributed 75% to Class A members and 25% to Class B Members until Class A interest holders have received a total IRR of 15%.

● Next, once Class A interest holders have received a total IRR of 15%, remaining Distributable Cash will be distributed 65% to Class A members and 35% to Class B members.

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Internal Rate of Return (the “IRR”) means the internal rate of return that, when applied to the aggregate capital contributions made by a member to our Company as of a certain date and all distributions made to such member as of such date, produces a net present value of zero. In calculating the IRR, (i) all capital contributions made by a Member shall be measured based on the actual amount and date such capital contributions were contributed to our Company, (ii) all distributions to a member shall be measured based on the actual amount and date such distributions were made by our Company and (iii) the amount of any distribution shall be based on the amount of such distribution prior to the application of any Federal, state or local taxation to members (including any withholding, deduction or assessment requirements. The IRR shall be calculated using Microsoft Excel’s XIRR function.

Our Manager, in its sole discretion, may elect to reinvest the proceeds of any capital transaction, such as a refinance or disposition of an asset, into additional assets during the 10 years following the date that we raise the Minimum Offering Amount.

Allocations

Except as otherwise provided in our Operating Agreement, profits and losses (including individual items of profit, income, gain, loss, credit, deduction and expense) of our Company will be allocated among the members in a manner such that the capital account balance of each member, immediately after making that allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to that member if our Company were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Fair Market Value of the assets securing that liability), and the net assets of our Company were distributed in accordance with the dissolution procedures to the members immediately after making that allocation, adjusted for applicable special allocations, computed immediately prior to the hypothetical sale of assets.

In the event that members are issued interests on different dates, the profits or losses allocated to the members for each fiscal year during which members receive interests will be allocated among the Members in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Manager. For purposes of determining the profits, losses and individual items of income, gain, loss credit, deduction and expense allocable to any period, profits, losses and any other items will be determined on a daily, monthly or other basis, as determined by our Manager using any method that is permissible under Section 706 of the Code and the Treasury Regulations. Except as otherwise provided in our Operating Agreement, all individual items of Company income, gain, loss and deduction will be divided among the members in the same proportions as they share profits and losses for the fiscal year or other period in question.

Allocation of profits and losses may be modified by subsequent agreement to conform to adjustments made to the membership interests because of loans to the company converted to contributions to capital, any non-uniform distributions of cash, and any liquidating distributions.

Operating Agreement Summary

The rights and obligations of our members are governed by our Operating Agreement, which each prospective investor will be required to execute as a condition to purchasing interests. The following summary covers certain significant provisions of our Operating Agreement in addition to the above descriptions and is qualified in its entirety by the provisions of our Operating Agreement. In the event that any term of this offering circular conflicts with our Operating Agreement, our Operating Agreement shall control. Each prospective investor should carefully study our Operating Agreement attached hereto in its entirety before purchasing interests.

Our Manager

Strata Real Estate Opportunity Fund I Managers LLC a Wyoming limited liability company is our Manager. Our Manager will manage all business and affairs of our Company. Our Manager will direct, manage, and control our Company to the best of its ability and will have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that our Manager deems to be reasonably required to accomplish the business and objectives of our Company. Under Wyoming law, our Manager generally owes our Company the fiduciary duties of care and loyalty; however, our Company has partially waived the duty of loyalty in that our Manager and its affiliates are permitted to own and manage interests that are competitive with our Company and such persons are under no obligation to present any business opportunity to our Company. Nonetheless, our Manager will allocate business opportunities as detailed in “Interest of Management and Others in Certain Transactions.”

The Members

Our members are not permitted to take part in the management or control of the business or operations of our Company. Assuming that our Company is operated in accordance with the terms of our Operating Agreement, a member generally will not be liable for the obligations of our Company in excess of its total capital contributions and share of undistributed profits. However, a member may be liable for any distributions made to the member if, after such distribution, the remaining assets of our Company are not sufficient to pay its then outstanding liabilities. The Operating Agreement provides that the members will not be personally liable for the expenses, liabilities, or obligations of our Company.

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Voting Rights of the Members

Class B interests are the only units entitled to vote unless otherwise specified in our Operating Agreement or required by law. Any action requiring the approval of the members may be approved by the vote or written consent of more than 50% of the Class B interests entitled to vote or consent. The approval of the Class B members is required for:

● Amending our Operating Agreement or articles of organization other than to (i) change the name of our Company or the location of its principal office; (ii) add to the duties or obligations of our Manager; (iii) cure any ambiguity or correct or supplement any inconsistency in our Operating Agreement; (iv) correct any printing, stenographic, or clerical errors or omissions in order that our Operating Agreement shall accurately reflect the agreement among the members; (v) reflect information regarding the admission of any additional or substitute member; or (vi) comply with requirements for any mortgage loan secured by a property, provided in each case that our Manager reasonably determines that such amendment will not subject any member to any material, adverse economic consequences.

● The dissolution of our Company except our Manager may elect to dissolve our Company following sale of all of our properties.

● Payment of compensation to our Manager or its affiliates.

● The merger or acquisition of our Company where our Company is not the surviving entity.

● Appointment of new or additional Managers,

● Expulsion of a member.

● Authorization of additional interests.

● Such other matters as are required by our Operating Agreement or law.

Term and Dissolution

The term of our Company commenced upon the filing of our Company’s Articles of Organization with the Wyoming Secretary of State on June 30, 2022 and will last in perpetuity or until such time as the winding up and liquidation of our Company and its business is completed following a liquidating event.

Our Company will be dissolved upon the occurrence of any of the following events:

● The liquidation and/or distribution of all Company assets as directed by our Manager.

● The withdrawal of our Manager unless (i) our Company has at least one other Manager, or (ii) within 90 days after the withdrawal, the Members vote to continue the business of our Company and to appoint one or more additional Managers.

● The withdrawal of all the members, unless our Company is continued in accordance with the applicable law.

● The vote of the Class B members.

● The entry of a decree of judicial dissolution.

Access to Company Information

Members, but not assignees, may examine and audit our Company’s books, records, accounts, and assets at the principal office of our Company, or such other place as our Manager may specify, subject to such reasonable restrictions as may be imposed by our Manager. All expenses attributable to any such examination or audit shall be borne by such member.

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Indemnification

The Operating Agreement generally provides that our Company will indemnify our Manager, its affiliates, and certain other parties against any claim or loss incurred in connection with any action, suit, or proceeding resulting from such party’s relationship to our Company. A party will not be indemnified with respect to matters as to which the party is finally adjudicated in any such action, suit or proceeding (a) to have acted in bad faith, or in the reasonable belief that the party’s action was opposed to the best interests of our Company, or with gross negligence or willful misconduct, or in breach of such party’s fiduciary duty to our Company (if any), or (b) with respect to any criminal action or proceeding, to have had cause to believe beyond any reasonable doubt the party’s conduct was criminal. Our Company will pay the expenses incurred by an indemnified party in connection with any such action, suit, or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit, or proceeding, in advance of the final disposition of such action, suit, or proceeding. Upon receipt of a final judgment indicating that indemnification should not have applied, then such party will repay indemnification payments. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Managers, officers and controlling persons and their affiliates, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, may be unenforceable. In addition, in no case can investors be asked to, nor are they being asked to, waive any claims or actions under the Securities Act, Exchange Act or similar state law.

Removal of a Manager

A Manager may be removed only for Good Cause by the members holding 75% of the issued and outstanding interests in our Company (excluding those held by the Manager being removed and its affiliates). However, no Manager may be removed during any period its principal has personally guaranteed a loan secured by the property without the applicable lender’s consent. For purposes of the foregoing, “Good Cause” means that our Manager conducted itself on behalf of our Company in a manner that (i) constitutes gross negligence or willful misconduct and (ii) has a material, adverse effect on our Company. In the event the members vote to remove our Manager for good cause, our Manager will have the right to submit the question of whether sufficient grounds for removal exists to binding arbitration, to be conducted as further described in our Operating Agreement. Our Manager may resign at any time.

No member, including a Manager, if applicable, will have any special right to withdraw upon a removal of a Manager.

Transfers of Units

A member is not permitted to assign, pledge, mortgage, hypothecate, give, sell, or otherwise dispose of or encumber all or a portion of its interests, unless such transfer:

● Is approved by our Manager, which approval may be granted or withheld in its sole discretion and subject to such conditions as it may impose;

● Is evidenced by a written agreement, in form and substance satisfactory to our Manager, that is executed by the transferor, the transferee(s), and our Manager;

● Will not result in violation of the registration requirements of the Securities Act;

● Will not require our Company to register as an investment company under the Investment Company Act of 1940, as amended; and

● Will not result in our Company being classified for federal income tax purposes as an association taxable as a corporation.

40

No member may hold more than 19.9% of our interests unless approved by our Manager. The transferor of any interests is required to reimburse our Company for any expenses reasonably incurred in connection with a transfer, including any legal, accounting, and other expenses, whether or not such transfer is consummated.

The transferee of any interests in our Company that is admitted to our Company as a substituted member will succeed to the rights and liabilities of the transferor member and, after the effective date of such admission, the capital account of the transferor will become the capital account of the transferee, to the extent of interests transferred.

Additional Capital Contributions

Members will not be required to make additional capital contributions.

Dispute Resolution

Because the fundamental nature of our Company is to provide an opportunity for the members to receive cash distributions of profits from company operations, it is imperative that disputes between a member and our Company and/or a Manager or between members are not allowed to extinguish or diminish the profits available to other members. Thus, our Operating Agreement contains a detailed internal alternative dispute resolution procedure (in lieu of litigation) which requires the parties to any dispute to engage in good-faith negotiations for no less than 90 days, followed by a minimum of 3 face-to-face mediations, and, as a last resort, binding arbitration, all of which shall be performed in accordance with the rules of the American Arbitration Association and will take place in the county of the principal office of our Company.

In the event of a dispute, a member is limited to seeking its initial capital contributions plus any Distributable Cash to which it is entitled. Each party will bear its own attorneys’ fees and costs regardless of the outcome. In the event arbitration is required, discovery will be limited. Our Manager will be required to maintain the status quo with respect to company operations and distributions pending the outcome of any dispute, except for any distributions to the complaining member, which will be held in trust pending the outcome of the proceeding. Investors are encouraged to seek their own legal counsel as to the effect of this provision.

The alternative dispute resolution provisions of our Operating Agreement will not apply to claims under the Securities Act or Exchange Act.

41

MATERIAL UNITED STATES TAX CONSIDERATIONS

Potential investors should be aware of the material federal and state income tax aspects of an investment in the units. investors should consult with their tax professional to determine the effects of the tax treatment of Class A interests with respect to their individual situation.

Reporting Status of our Company

Our Company will elect to be treated as a partnership for federal and state income tax purposes. By maintaining partnership tax status, our Company will not report income or loss at our Company level but will report to each member their pro rata share of profits and losses from operations and disposition according to Operating Agreement. This process will make our Company a pass-through entity for tax purposes.

Taxation of Members

Our Company will be treated as a partnership for Federal tax purposes. A partnership is not generally a taxable entity. A Member will be required to report on their federal tax return their distributable share of partnership profit, loss, gain, deductions, or credits. Cash distributions may or may not be taxable, depending on whether such cash distribution is being treated as a return of capital or a return on investment. Tax treatment of the cash distributions will be treated according to appropriate tax accounting procedure as determined by our Company’s tax advisor.

Basis of our Company

An original tax basis will be established for our Company by including the total acquisition costs of properties. An original tax basis will be established for our Company in the properties based on their purchase price and acquisition costs. The tax basis of our Company will be adjusted during the operations of our Company under applicable partnership tax principles.

Basis of a Member

A member will establish their original tax basis based on the amount of their initial capital contribution. Each member’s tax basis will be adjusted during operations of our Company by principles of subchapter K of the Internal Revenue Code. A member may deduct, subject to other tax regulations and provisions, their share of company losses only to the extent of the adjusted basis of their interest in our Company. Members should seek qualified tax advice regarding the deductibility of any company losses.

Cost Recovery and Recapture

Our Manager will apply the current cost recovery rules to the improved portion of each property according to the relevant Internal Revenue Code sections, namely: straight-line, using a 27.5-year useful life for residential property and thirty-nine (39) years for non-residential property. Our Manager may elect to use the cost segregation method of depreciation for any personal property associated with real property it acquires on behalf of our Company.

The annual cost recovery deductions that must be taken by our Company will be allocated to the members based on their percentage interests in our Company. The cost recovery deductions will be available to the Members to shelter the principal reduction portion of the debt service payments and part of the cash flow distributed by our Company.

According to the current tax code, cost recovery deductions taken during operations may be required to be reported on the sale of a property and may be taxed at a twenty-five percent (25%) marginal rate, not the more favorable long-term capital gains rates.

Deductibility of Prepaid and Other Expenses

Our Company will incur expenditures for legal fees in association with the set-up of our Company. These expenditures will be capitalized and will be deducted on dissolution of our Company based on current tax law.

42

Our Company will incur expenditures for professional fees associated with the preparation and filing of the annual income tax and informational return and the preparation of Schedule K-1 reports to be distributed to the members. These expenditures will be deducted on an annual basis. All other normal operating expenses will be deducted on an annual basis by our Company, which will use a calendar accounting year.

Taxable Gain

Members may receive taxable income from company operations, from the sale or other disposition of a member’s interests, from disposition of the properties, or from phantom income. Presently, the maximum federal tax rate on cost recovery recapture is twenty-five percent (25%). The balance of the taxable gain will be taxed at the capital gain tax rate in effect at that time. Investors should check with their tax professional for information as to what capital gains tax rate applies to them.

From Operations

According to our Company investment objectives and policies, our Manager is projecting that there will be taxable income to distribute to the members on the Schedule K-1 report provided to each member annually.

From Disposition, Dissolution and Termination

On disposition of a property or on dissolution and termination of our Company, which will likely be caused by the sale of the property, the members may be allocated taxable income that may be treated as ordinary income or capital gain.

In addition, the members may receive an adjustment in their capital account(s) that will either increase or decrease the capital gain to be reported. The Operating Agreement describes the operation of capital accounts for our Company and the members.

From Sale or Other Disposition of a Member’s Interests

A member may be unable to sell their interests in our Company, as there may be no market. If there is a market, it is possible that the price received will be less than the market value. It is possible that the taxes payable on any sale may exceed the cash received on the sale.

Upon the sale of a member’s interest, the member will report taxable gain to the extent that the sale price of the interest exceeds the member’s adjusted tax basis. A portion of taxable gain may be reported as a recapture of the cost recovery deduction allocated to the Member and will be taxed at the cost recovery tax rate in effect at that time. Members should seek advice from their qualified tax professional in the event of the sale of the member’s interest.

Phantom Income

It may occur that in any year the members will receive an allocation of taxable income and not receive any cash distributions. This event is called receiving phantom income as the Member has taxable income to report but receives no cash. In this event, the members may owe tax on the reportable income, which the member will need to pay out of pocket.

Unrelated Business Income Tax (UBIT)

an investor who is tax exempt (such as a charitable organization), or who acquires Units through a tax-exempt vehicle (such as an Individual Retirement Account) may be subject to Unrelated Business Income Tax (UBIT). Our Manager recommends that investors contact their qualified tax advisor to determine how/whether the application of UBIT may apply to them.

43

Audits

Election Out of Bipartisan Budget Act Audit Rules

Effective for partnership returns for tax years beginning on or after January 1, 2018, partnerships will be subject to the audit rules of sections 6221 through 6241 of the Internal Revenue Code, as amended by Bipartisan Budget Act of 2015 (BBA). Under the previous rules, partnership audits (subject to certain exceptions for small partnerships) were conducted at the partnership level, through interaction with a Tax Matters Partner (TMP) authorized to bind all partners (subject to participation in some instances by Notice Partners). Tax adjustments were made at the partnership level, but the adjustments would flow through to the partners who were partners during the year(s) under audit. Collection would then occur at the partner level.

Under the BBA audit rules, the IRS will assess and collect tax deficiencies directly from the partnership at the entity level. Generally, the tax is imposed on and paid by the partnership in the current year, calculated at the highest individual rate. The result is that the underlying tax burden of the underpayment may be shifted from the partners who were partners during the year(s) under audit to current partners.

In addition, the positions of TMP and Notice Partners have been eliminated and replaced with a Partnership Representative, which must be designated annually on the partnership’s timely filed return. The Partnership Representative has the sole authority to act on behalf of the partnership and the partners in an audit, and those powers cannot be limited.

A partnership may elect out of the BBA audit rules if certain conditions are met. In order to elect out, the partnership must issue 100 or fewer K-1s each year with respect to its partners. Moreover, each partner must be either an individual, a C corporation, a foreign entity that would be treated as a C corporation if it were domestic, an S corporation, or the estate of a deceased partner. Thus, a partnership is ineligible to elect out if any partner is a trust (including a grantor trust), a partnership, or a disregarded entity, such as an LLC where the social security number of the individual member is used for income tax reporting purposes. The election out must be made annually on the partnership’s timely filed return and must include a disclosure of the name and taxpayer identification number of each partner. In the case of a partner that is an S corporation, each K-1 issued by the S corporation partner counts toward the limit of 100 K-1s. The partnership must notify each partner of the election out.

It is the intent of our Company to elect out of the BBA audit rules, if possible. By electing out of the BBA audit rules, our Company will be subject to audit procedures similar to the TEFRA and pre-TEFRA rules, but the IRS will be required to assess and collect any tax that may result from the adjustments at the individual partner level. However, this opt-out provision likely will not be available to our Company based on the tax classification of the members.

Members will be required timely to furnish our Company with the information necessary to make the annual election, and our Company will be authorized to provide such information to the IRS.

Push Out Election (Audit)

The “push out” election of Internal Revenue Code section 6226 provides an alternative to the general rule that the partnership must pay any tax resulting from an adjustment made by the IRS. Under section 6226, a partnership may elect to have its reviewed year partners consider the adjustments made by the IRS and pay any tax due as a result of those adjustments. The partnership must make the “push out” election no later than 45 days after the date of the notice of final partnership adjustment and must furnish our Manager and each partner for the reviewed year a statement of the partner’s share of the adjustment.

If our Company fails to make a valid election out of the BBA audit rules or is otherwise disqualified from electing out of their application, our Company intends to elect the application of the “push out” procedures. In the event of a push out, or if the “push out” is not effective, a former member may owe additional tax if they were a member during the reviewed year.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and foreign tax consequences, if applicable, of purchasing, holding and disposing of the interests, including the consequences of any proposed change in applicable laws.

44

ERISA CONSIDERATIONS

Each respective member that is an employee benefit plan or trust (an “ERISA Plan”) within the meaning of, and subject to, the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), or an individual retirement account (“IRA”) or Keogh Plan subject to the Internal Revenue Code, should consider the matters described below in determining whether to invest in our Company.

In addition, ERISA Plan fiduciaries must give appropriate consideration to, among other things, the role that an investment in our Company plays in such ERISA Plan’s portfolio, taking into consideration (i) whether the investment is reasonably designed to further the ERISA Plan’s purposes, (ii) an examination of the risk and return factors, (iii) the portfolio’s composition with regard to diversification, (iv) the liquidity and current return of the total portfolio relative to the ERISA Plan’s objectives and (v) the limited right of members to withdraw all or any part of their capital accounts or to transfer their interests in our Company.

If the assets of our Company were regarded as “plan assets” of an ERISA Plan, an IRA, or a Keogh Plan, our Manager of our Company would be a “fiduciary” (as defined in ERISA) with respect to such plans and would be subject to the obligations and liabilities imposed on fiduciaries by ERISA. Moreover, other various requirements of ERISA would also be imposed on our Company. In particular, any rule restricting transactions with “parties in interest” and any rule prohibiting transactions involving conflicts of interest on the part of fiduciaries would be imposed on our Company which may result in a violation of ERISA unless our Company obtained an appropriate exemption from the Department of Labor allowing our Company to conduct its operations as described herein.

Regulations adopted by the Department of Labor (the “Plan Regulations”) provides that when a Plan invests in another entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that, among other exceptions, the equity participation in the entity by “benefit plan investors” is not “significant.” The Pension Protection Act of 2006 amended the definition of “benefit plan investors” to include only plans and plan asset entities (i.e., entities that are themselves deemed to hold plan assets by virtue of investments in them by plans) that are subject to part 4 of Title I of ERISA or section 4975 of the Internal Revenue Code. This new definition excludes governmental, church, and foreign benefit plans from consideration as benefit plan investors.

Under the Plan Regulations, participation by benefit plan investors is “significant” on any date if, immediately after the last acquisition, 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. our Company intends to limit the participation in our Company by benefit plan investors to the extent necessary so that participation by benefit plan investors will not be “significant” within the meaning of the Plan Regulations. Therefore, it is not expected that our Company assets will constitute “plan assets” of plans that acquire interests.

It is the current intent of our Company to limit the aggregate investment by benefit plan investors to less than 25% of the value of the members’ membership interests so that equity participation of benefit plan investors will not be considered “significant.” Our Company reserves the right, however, to waive the 25% limitation. In such an event, our Company would expect to seek exemption from application of “plan asset” requirements under the real estate operating company exemption.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER EMPLOYEE BENEFIT PLANS IS IN NO RESPECT A REPRESENTATION BY OUR COMPANY OR ITS OFFICERS, DIRECTORS, OR ANY OTHER PARTY THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF SUCH AN INVESTMENT IN LIGHT OF THE CIRCUMSTANCES OF THAT PARTICULAR PLAN AND CURRENT TAX LAW.

EXPERTS

Our financial statements for the period from inception (June 30, 2022) to December 31, 2022 included in this offering circular have been audited by Abdi Sheikh-Ali, CPA, PLLC, as stated in its report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the interests offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the interests to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the website references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

45

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Manager will answer inquiries from potential investors concerning the interests, our Company, our Manager and other matters relating to the offer and sale of the interests under this offering circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this offering circular.

Requests and inquiries regarding this offering circular should be directed to:

Strata Capital Real Estate Opportunity Fund I LLC

Attn: George Arau

777 Arthur Godfrey Rd., Suite 200,

Miami Beach, FL 33140

Phone No.: 305-568-0786

Email: garau@stratacapco.com

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

46

FINANCIAL STATEMENTS

Strata Capital Real Estate Opportunity Fund I, LLC

F-1

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

INDEPENDENT ACCOUNTANT’S AUDIT REPORT

To the Managing Members of

Strata Capital Real Estate Opportunity Fund I, LLC:

Opinion

We have audited the accompanying financial statements of Strata Capital Real Estate Opportunity Fund I, LLC which comprise of the statement of financial condition as of December 31, 2022, and the related statements of operations, cash flows, and changes in members’ capital for inception-to-date period then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements presently fairly, in all material respects, the financial position of Strata Capital Real Estate Opportunity Fund I, LLC as of December 31, 2022 and the results of its operations and cash flows for inception-to-date period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis of Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the financial statements section of our report. We are required to be independent of Strata Capital Real Estate Opportunity Fund I, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Strata Capital Real Estate Opportunity Fund I, LLC’s ability to continue as a going concern for a period of one year from the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with Generally Accepted Auditing Standards (GAAS) will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

Exercise professional judgment and maintain professional skepticism throughout the audit.

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Strata Capital Real Estate Opportunity Fund I, LLC ’s internal control. Accordingly, no such opinion is expressed.

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Strata Capital Real Estate Opportunity Fund I, LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.

Allen, Texas

April 19, 2023

F-2

Strata Capital Real Estate Opportunity Fund I, LLC

Statement of Financial Condition

As of December 31, 2022

ASSETS
Deferred offering costs - net	$12,917
Total assets	$12,917

LIABILITIES
Due to related parties	$44,664
Total liabilities	$44,664

MEMBERS’ CAPITAL

Capital contributions	$-
Capital distributions	-
Syndication costs	-
Accumulated deficit	(31,747)
Total members’ capital	$(31,747)

Total liabilities and members’ capital	$12,917

See accompanying footnotes and accountant’s report

F-3

Strata Capital Real Estate Opportunity Fund I, LLC

Statement of Operations

For the inception-to-date period December 31, 2022

REVENUE
Investment income	$-
Total revenue	$-

OPERATING EXPENSES
Organizational costs	$24,664
Total operating expenses	$24,664

Operating income (loss)	$(24,664)
Other (expense)
Amortization expense	$(7,083)
Total other (expense)	$(7,083)
Net investment income (loss)	$(31,747)

See accompanying footnotes and accountant’s report

F-4

Strata Capital Real Estate Opportunity Fund I, LLC

Statement of Cash Flows

For the inception-to-date period December 31, 2022

Cash flows from operating activities
Net investment income (loss)	$(31,747)

Adjustments to reconcile Change in net assets to net cash provided by operating activities:
Amortization expense	7,083
Decrease (increase) in deferred offering costs	(20,000)
Increase (decrease) in due to related parties	44,664
Net cash provided (used) by Operating activities	$-

Cash flows from investing activities

Decrease (increase) in investments	$-
Net cash provided (used) by Financing activities	$-

Cash flows from financing activities

Capital contributions	$-
Net cash provided (used) by Financing activities	$-

Net increase (decrease) in cash	$-

Cash at beginning of period	$-

Cash at end of period	$-

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$-

See accompanying footnotes and accountant’s report

F-5

Strata Capital Real Estate Opportunity Fund I, LLC

Statement of Changes in Members’ Equity

For the inception-to-date period December 31, 2022

Description	Amount

Members’ Equity at inception (June 30, 2022)	$-
Capital contributions	-
Capital distributions	-
Syndication costs	-
Accumulated deficit	(31,747)
Members’ Equity at 12-31-2022	$(31,747)

See accompanying footnotes and accountant’s report

F-6

Strata Capital Real Estate Opportunity Fund I, LLC

Notes to Financial Statements - as of December 31, 2022

1.	Nature of Operations

Strata Capital Real Estate Opportunity Fund I, LLC (the “Company”) is a limited liability company organized in Wyoming on June 30, 2022. The Company was founded to acquire, rehabilitate, lease, operate, and sell real estate properties.

2.	Significant Accounting Policies

a.	Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”). The accompanying financial statements are for the financial statements of the Company. The Fund has adopted a calendar year-end and the presented period is from June 30, 2022 (Inception Date) to December 31, 2022.

b.	Cash & Cash Equivalents

Cash & cash equivalents include cash in bank accounts and highly liquid debt instruments purchased with an original maturity of three months or less.

c.	Concentration of Credit Risk

The Company does not have any bank accounts at this time, but plans to maintain cash with US-based financial institutions. The Federal Deposit Insurance Corporation (FDIC) insures the total deposits at these institutions up to $250,000 per depositor.

F-7

Strata Capital Real Estate Opportunity Fund I, LLC

Notes to Financial Statements - as of December 31, 2022

d.	Property, Plant, & Equipment

The Company follows the practice of capitalizing all expenditures for property, furniture, fixtures, equipment, and leasehold improvements in excess of $5,000. Depreciation of all such items is computed on a straight-line basis over the estimated useful lives of the assets which generally are as follows:

Buildings	39 years Building
improvements	15- 39 years Furniture and
equipment	5 – 7 years Software
5 years Vehicles	5 years
Leasehold improvements	life of lease or useful life (whichever is shorter)

The Company did not have any property, plant, and equipment as of December 31, 2022.

e.	Prepaid Expenses

Prepaid expenses consist of expenses advanced in connection with startup activities for the Company. As of December 31, 2022, prepaid expenses totaled $0.

f.	Accrued Expenses

Accrued expenses consists of short-term liabilities incurred in organizing the Company. As of December 31, 2022, accrued expenses totaled $0.

g.	Income Taxes

The Company is an LLC that is currently treated as a disregarded for tax purposes, however, the Company has applied to be treated as a partnership for tax purposes. Consequently, all earnings are passed through to the members and any resulting Federal and\or State income taxes are assessed and paid by the members on their personal tax returns. Accordingly, as of December 31, 2022, the Company made no provision for income taxes in the accompanying financial statements. The Company addresses uncertain tax positions in accordance with ASC Topic 740, Income Taxes, which provides guidance on the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Since the Company is a newly- formed entity, management didn’t identify the existence of any uncertain tax positions.

F-8

Strata Capital Real Estate Opportunity Fund I, LLC

Notes to Financial Statements - as of December 31, 2022

h.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles at times requires the use of management’s estimates. Actual results could vary from these estimates.

i.	Advertising Costs

The Company expenses advertising costs as they are incurred. The Company did not incur any advertising expenses for the inception-to-date period ended December 31, 2022.

j.	Related Party Transactions

For the inception-to-date period ended December 31, 2022, a company owned by the managing members paid various organization costs on behalf of the Company. Consequently, as of December 31, 2022, the Company recorded $44,464 in Due to Related Parties liability in the accompanying Statement of Financial Condition.

k.	Startup Costs

In accordance with GAAP, the Company classifies its startup costs into two categories: (a) organization costs and (b) deferred offering costs. Organization costs are expensed as incurred and deferred offering costs, which consist of certain costs incurred in connection with investment offering, are capitalized and amortized over a 12-month period. For the inception-to-date period ended December 31, 2022, the Company incurred $24,664 in organization costs. Similarly, the Company incurred $20,000 in deferred offering costs and recognized $7,083 in amortization expenses resulting in $12,917 in unamortized deferred offering costs as of December 31, 2022.

l.	Member Capital

The Company is organized as a limited liability company that is owned by members. The members are allocated ownership by being provided interests of membership (the “Interests”). The Company will have Class A and Class B units of membership. The Company has authorized the issuance of 20,000 to 750,000 Class A membership interests and each interest will be sold at $100 per interest. Class A units cannot vote on any matters except for the removal of the manager. The Class B units have been reserved to the manager and grants full voting rights while the Class A units will be offered to the Regulation A investors. As of December 31, 2022, the Company had not issued any Class A or Class B units.

F-9

Strata Capital Real Estate Opportunity Fund I, LLC

Notes to Financial Statements - as of December 31, 2022

m.	Subsequent Events

The Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through April 19, 2023 the date that the financial statements were available to be issued. Management is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

n.	Risk and Uncertainties

Management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation and or residual income from real estate transactions. Certain events particular to the industry in which the Company invests, as well as general economic, political conditions, or the coronavirus (“COVID-19”) pandemic may have a significant negative impact on the Company’s operations and profitability. Additionally, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted.

F-10

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	DealMaker Agreements(1)
2.1	Articles of Organization(1)
2.2	Operating Agreement(1)
4.1	Form of Subscription Agreement(1)
8.1	Escrow Agreement(1)
11.1	Consent of Abdi Sheikh-Ali, CPA, PLLC
12.1	Opinion of Legality from Dodson Robinette, PLLC

(1)	Filed with Form 1-A filed on May 15, 2023, and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 28, 2023.

Strata Capital Real Estate Opportunity Fund I LLC

By:	Strata Real Estate Opportunity Fund I Managers LLC, its managing member

By:	/s/ George Arau
George Arau, its manager

By:	/s/ Joe Delfino
Joe Delfino, its manager

By:	/s/ Peter Delfino
Peter Delfino, its manager

By:	/s/ Tyler LeBlanc
Tyler LeBlanc, its manager

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This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

Co-Manager of Strata Real Estate Opportunity Fund I Managers LLC		June 28, 2023
/s/ George Arau	(principal executive officer and principal financial and accounting officer)
George Arau

Strata Real Estate Opportunity Fund I Managers LLC		June 28, 2023

By:	/s/ George Arau
George Arau, its managing member

By:	/s/ Joe Delfino
Joe Delfino, its managing member

By:	/s/ Peter Delfino
Peter Delfino, its managing member

By:	/s/ Tyler LeBlanc
Tyler LeBlanc, its managing member

49